Filed Pursuant to Rule 424(b)(3)

Registration No. 333-181842

Prospectus dated May 15, 2013

Tronox Limited

Class A Shares

This prospectus is being filed to include certain information set forth in our Registration Statement on Form S-1 declared effective by the Commission on July 11, 2012 (the “Registration Statement”), information set forth in our Current Reports on Form 8-K dated February 13, 2013, February 27, 2013 and March 22, 2013 (together, the “Current Reports”), information set forth in our Annual Report on Form 10-K dated February 28, 2013 (the “Annual Report”), and information set forth in our Quarterly Report on Form 10-Q dated May 9, 2013 which is attached hereto.

The information set forth in the Registration Statement is qualified by reference to the Current Reports, Quarterly Report and the Annual Report to the extent that the information in the Current Reports, Quarterly Report or Annual Report updates or supersedes the information contained in the Registration Statement.

See “Risk Factors” beginning on page 15, page 37 and page 22 of the Registration Statement, Quarterly Report and Annual Report, respectively, for a discussion of certain risks that you should consider prior to investing in the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 15, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

1-35573

(Commission file number)

TRONOX LIMITED

(ACN 153 348 111)

(Exact Name of Registrant as Specified in its Charter)

Western Australia, Australia	98-1026700
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(Address of principal executive offices)

Registrant’s telephone number, including area code: (203) 705-3800

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of April 30, 2013, there were 113,364,603 shares of the Registrant’s Class A ordinary shares and Class B ordinary shares outstanding.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements (Unaudited)

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2013	2012
Net Sales	$470	$434
Cost of goods sold	438	277

Gross Margin	32	157
Selling, general and administrative expenses	51	44

Income (Loss) from Operations	(19)	113
Interest and debt expense	(27)	(8)
Loss on extinguishment of debt	(4)	—
Other income (expense)	6	(1)

Income (Loss) before Income Taxes	(44)	104
Income tax provision	(1)	(18)

Net Income (Loss)	(45)	86
Income attributable to noncontrolling interest	12	—

Net Income (Loss) attributable to Tronox Limited	$(57)	$86

Income (Loss) per Share, Basic and Diluted:
Basic	$(0.50)	$1.14

Diluted	$(0.50)	$1.10

Weighted Average Shares Outstanding (in thousands)(1):
Basic	113,317	75,390
Diluted	113,317	78,665

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 stock split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the unaudited condensed consolidated financial statements have been adjusted to reflect the stock split, unless otherwise noted.

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2013	2012
Net Income (Loss):
Net income (loss)	$(45)	$86
Other Comprehensive Income (Loss):
Foreign currency translation adjustments	(119)	7
Retirement and postretirement plans:
Amortization of actuarial losses, net of taxes of less than $1 million in 2013	1	—

Other comprehensive income (loss)	(118)	7

Total Comprehensive Income (Loss)	$(163)	$93

Comprehensive Loss Attributable to Noncontrolling Interest:
Net income	12	—
Foreign currency translation adjustments	(28)	—

Comprehensive loss attributable to noncontrolling interest	(16)	—

Comprehensive Income (Loss) Attributable to Tronox Limited Shareholders	$(147)	$93

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of U.S. dollars, except share and per share data)

	March 31, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$1,375	$716
Accounts receivable, net of allowance for doubtful accounts of $3 million and $3 million, respectively	416	391
Inventories	850	914
Prepaid and other assets	28	38
Deferred income taxes	41	114

Total Current Assets	2,710	2,173
Noncurrent Assets
Property, plant and equipment, net	1,360	1,423
Mineral leaseholds, net	1,377	1,439
Intangible assets, net	318	326
Long-term deferred tax assets	169	91
Other long-term assets	81	59

Total Assets	$6,015	$5,511

Current Liabilities
Accounts payable	$162	$189
Accrued liabilities	178	209
Short-term debt	—	30
Long-term debt due within one year	15	10
Income taxes payable	20	24
Current deferred income taxes	5	5

Total Current Liabilities	380	467

Noncurrent Liabilities
Long-term debt	2,396	1,605
Pension and postretirement healthcare benefits	175	176
Asset retirement obligations	105	106
Deferred income taxes	214	222
Other long-term liabilities	49	53

Total Liabilities	3,319	2,629

Contingencies and Commitments
Shareholders’ Equity
Class A ordinary shares, par value $0.01 — 64,262,967 shares issued and 62,210,323 shares outstanding at March 31, 2013 and 63,413,288 shares issued and 62,103,989 shares outstanding at December 31, 2012	1	1
Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Capital in excess of par value	1,435	1,429
Retained earnings	1,228	1,314
Accumulated other comprehensive loss	(185)	(95)

Total Shareholders’ Equity	2,479	2,649
Noncontrolling interest	217	233

Total Equity	2,696	2,882

Total Liabilities and Equity	$6,015	$5,511

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$(45)	$86
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	73	22
Deferred income taxes	3	—
Share-based compensation expense	5	7
Amortization of debt issuance costs and discount on debt	2	1
Loss on extinguishment of debt	4	—
Pension and postretirement healthcare benefit expense, net	2	2
Other noncash items affecting net income	10	2
Contributions to employee pension and postretirement plans	(1)	—
Changes in assets and liabilities:
Increase in accounts receivable	(36)	(73)
Decrease (increase) in inventories	24	(93)
Decrease in prepaid and other assets	11	—
(Decrease) increase in accounts payable and accrued liabilities	(41)	6
(Decrease) increase in taxes payable	(7)	15
Other, net	(5)	(1)

Cash used in operating activities	(1)	(26)

Cash Flows from Investing Activities:
Capital expenditures	(45)	(21)

Cash used in investing activities	(45)	(21)

Cash Flows from Financing Activities:
Reductions of debt	(179)	(421)
Proceeds from borrowings	945	550
Debt issuance costs	(28)	(19)
Dividends paid	(29)	—
Proceeds from conversion of warrants	1	1

Cash provided by financing activities	710	111

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(5)	5

Net Increase in Cash and Cash Equivalents	659	69
Cash and Cash Equivalents at Beginning of Period	716	154

Cash and Cash Equivalents at End of Period	$1,375	$223

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

(Millions of U.S. dollars)

	Tronox Limited Class A Ordinary Shares	Tronox Limited Class B Ordinary Shares	Capital in Excess of par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Non-controlling Interest	Total Equity
Three Months Ended March 31, 2013
Balance at December 31, 2012	$1	$—	$1,429	$1,314	$(95)	$2,649	$233	$2,882
Net income (loss)	—	—	—	(57)	—	(57)	12	(45)
Other comprehensive loss	—	—	—	—	(90)	(90)	(28)	(118)
Share-based compensation	—	—	5	—	—	5	—	5
Warrants exercised	—	—	1	—	—	1	—	1
Class A and Class B dividend declared	—	—	—	(29)	—	(29)	—	(29)

Balance at March 31, 2013	$1	$—	$1,435	$1,228	$(185)	$2,479	$217	$2,696

	Tronox Incorporated Common Shares	Tronox Class A Common Shares	Tronox Class B Common Shares	Capital in Excess of par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Total Shareholders’ Equity
Three Months Ended March 31, 2012
Balance at December 31, 2011	$—	$—	$—	$579	$242	$(57)	$(12)	$752
Net income	—	—	—	—	86	—	—	86
Other comprehensive income	—	—	—	—	—	7	—	7
Warrants exercised	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	4	—	—	(1)	3

Balance at March 31, 2012	$—	$—	$—	$583	$328	$(50)	$(13)	$848

See notes to unaudited condensed consolidated financial statements.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

1.	The Company

Tronox Limited, a public limited company registered under the laws of the State of Western Australia, Australia, and its subsidiaries (collectively referred to as “Tronox” or “the Company”) is a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment (“TiO2”). The Company’s world-class, high performance TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper and other applications. The Company’s mineral sands business consists primarily of two product streams—titanium feedstock and zircon. Titanium feedstock is primarily used to manufacture TiO2. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV screen glass and a range of other industrial and chemical products. Tronox has global operations in North America, Europe, South Africa and Australia. The Company operates three TiO2 facilities at the following locations: Hamilton, Mississippi, Botlek, the Netherlands, and Kwinana, Western Australia, representing approximately 465,000 tonnes of annual TiO2 production capacity. Additionally, Tronox operates three separate mining operations: KwaZulu-Natal (“KZN”) Sands located in South Africa, Namakwa Sands located in South Africa and Cooljarloo located in Western Australia, which have a combined annual production capacity of approximately 753,000 tonnes of titanium feedstock and approximately 265,000 tonnes of zircon.

Tronox Limited was formed on September 21, 2011 for the purpose of the Transaction (defined below). Prior to the completion of the Transaction, Tronox Limited was wholly-owned by Tronox Incorporated, and had no operating assets or operations. On September 25, 2011, Tronox Incorporated, a Delaware corporation formed on May 17, 2005 (“Tronox Incorporated”), in preparation for the contribution and transfer by Kerr-McGee Corporation of certain entities, including those comprising substantially all its chemical business, entered into a definitive agreement (as amended, the “Transaction Agreement”) with Exxaro Resources Limited (“Exxaro”) and certain of its affiliated companies, to acquire 74% of its South African mineral sands operations, including its Namakwa and KZN Sands mines, separation facilities and slag furnaces, along with its 50% share of the Tiwest Joint Venture (together the “mineral sands business”) (the “Transaction”). On June 15, 2012, the date of the Transaction (the “Transaction Date”), the existing business of Tronox Incorporated was combined with the mineral sands business in an integrated series of transactions whereby Tronox Limited became the parent company in a tax inversion transaction.

On May 4, 2012, Tronox Limited registered Class A ordinary shares (“Class A Shares”) to be issued to shareholders of Tronox Incorporated in connection with the completion of the Transaction. On the Transaction Date, Tronox Limited issued 9,950,856 Class B ordinary shares (“Class B Shares”) to Exxaro and one of its subsidiaries in consideration for the mineral sands business. Under the terms of the Transaction Agreement, Exxaro agreed that for a three-year period after the completion of the Transaction, it would not engage in any transaction or other action, that would result in its beneficial ownership of the voting shares of Tronox Limited to exceed 45% of the total issued shares of Tronox Limited. At March 31, 2013, Exxaro held approximately 44.4% of the voting securities of Tronox Limited.

2.	Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited, and have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) regarding interim financial reporting. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements, and should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The December 31, 2012 balance sheet was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP for complete financial statements.

The unaudited condensed consolidated balance sheets as of March 31, 2013 and December 31, 2012 relate to Tronox Limited. The unaudited condensed consolidated statements of operations and cash flows for the three months ended March 31, 2013 reflect the consolidated operating results of Tronox Limited. The unaudited condensed consolidated statements of operations and cash flows for the three months ended March 31, 2012 reflect the consolidated operating results of Tronox Incorporated.

Prior to the Transaction Date, Tronox Incorporated operated the Tiwest Joint Venture with Exxaro Australia Sands Pty Ltd. The Tiwest Joint Venture was a contractual relationship between Tronox Incorporated and Exxaro whereby each party held an undivided interest in each asset of the joint venture, and each party was proportionally liable for each of the joint venture’s liabilities. The Tiwest Joint Venture was not a separate legal entity and did not enter into any transactions. Transactions were entered into by the joint venture partners who had the right to sell their own product, collect their proportional share of the revenues and absorb their share of costs. As such, Tronox Incorporated did not account for the Tiwest Joint Venture under the equity method. Instead, Tronox

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

Incorporated accounted for its share of the Tiwest Joint Venture’s assets that were jointly controlled and its share of liabilities for which it was jointly responsible on a proportionate gross basis in its unaudited Condensed Consolidated Balance Sheet. Additionally, Tronox Incorporated accounted for the revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis in its unaudited Condensed Consolidated Statements of Operations. As of the Transaction Date, the Company owns 100% of the Tiwest Joint Venture operations. As such, the unaudited Condensed Consolidated Balance Sheets at March 31, 2013 and December 31, 2012 includes 100% of the Tiwest operations assets and liabilities. The unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2013 reflect 100% of the revenue and expenses of the Tiwest operations, while the unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 2012 reflects Tronox Incorporated’s revenues generated from its share of the products sold and its share of the expenses of the joint venture on a gross basis.

In management’s opinion, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. It is at least reasonably possible that the effect on the financial statements of a change in estimate within one year of the date of the financial statements due to one or more future confirming events could have a material effect on the financial statements. The consolidated results of operations for interim periods are not necessarily indicative of results for the entire year.

Certain prior period amounts have been reclassified to conform to the manner and presentation in the current period. Such reclassifications did not have an impact on the Company’s net income or consolidated results of operations.

3.	Recent Accounting Pronouncements

In March 2013, the Financial Accounting Standards Board (the “FASB”) issued accounting standards update (“ASU”) 2013-5, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-5”), which addresses the treatment of the cumulative translation adjustment into net income when a parent either sells its investment in a foreign entity or no longer holds controlling financial interest in a subsidiary or group of assets within a foreign entity. ASU 2013-5 is effective prospectively for periods beginning after December 15, 2013; however early adoption is permitted. The Company has not yet determined the impact, if any, that ASU 2013-5 will have on the consolidated financial statements.

During 2013, the Company adopted ASU 2013-2, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires the presentation of the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income, if the item is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. The adoption of this guidance did not have a significant impact on the consolidated financial statements.

4.	Acquisition of the Mineral Sands Business

On September 25, 2011, Tronox Incorporated entered into the Transaction Agreement with Exxaro to acquire the mineral sands business. The Company accounted for the Transaction under Accounting Standards Codification (“ASC”) 805, Business Combinations, (“ASC 805”). The excess of the fair value of the net assets acquired over the value of consideration was recorded as an initial bargain purchase gain. Subsequent to the Transaction, the Company made adjustments to its initial valuation. Further adjustments may result before the end of the measurement period, which ends in June 2013. The bargain purchase gain was not taxable for income tax purposes.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

Mineral Sands Business Results of Operations

The following table includes net sales and income from operations on a segment basis attributable to the acquired mineral sands business for the three months ended March 31, 2013. The results of the acquired mineral sands business are included in both the mineral sands segment and the pigment segment.

	Mineral Sands	Pigment	Eliminations	Total
Net Sales	$241	$—	$(107)	$134
Income (Loss) from Operations	$74	$(17)	$(18)	$39

Supplemental Pro forma financial information

The following unaudited pro forma information gives effect to the Transaction as if it had occurred on the first day of the first quarter of fiscal 2012. The unaudited pro forma financial information reflects certain adjustments related to the acquisition, such as (1) converting the mineral sands business financial statements to U.S. GAAP, (2) conforming the mineral sands business accounting policies to those applied by Tronox Incorporated, (3) to record certain incremental expenses resulting from purchase accounting adjustments, such as incremental depreciation expense in connection with fair value adjustments to property, plant and equipment, (4) to eliminate intercompany transactions between Tronox Incorporated and the mineral sands business, (5) to record the effect on interest expense related to borrowings in connection with the Transaction and (6) to record the related tax effects. The unaudited pro forma financial information is for illustrative purposes only and should not be relied upon as being indicative of the historical results that would have been obtained if the Transaction had actually occurred on that date, nor the results of operations in the future.

In accordance with ASC 805, the supplemental pro forma results of operations for the three months ended March 31, 2012:

2012
Net Sales	$562
Income from Operations	$200
Net Income	$153
Net Income attributable to Tronox Limited Shareholders	$143
Basic earnings per share attributable to Tronox Limited Shareholders	$1.13
Diluted earnings per share attributable to Tronox Limited Shareholders	$1.10

5.	Accounts Receivable

Accounts receivable, net of allowance for doubtful accounts, consisted of the following:

	March 31, 2013	December 31, 2012
Trade receivables	$400	$371
Related parties	1	—
Other	18	23

Total	419	394
Allowance for doubtful accounts	(3)	(3)

Net	$416	$391

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

6.	Inventories

Inventories consisted of the follows:

	March 31, 2013	December 31, 2012
Raw materials	$239	$221
Work-in-process	87	99
Finished goods(1)	406	477
Materials and supplies, net(2)	118	117

Total	$850	$914

(1)	Includes inventory on consignment to others of approximately $65 million and $42 million at March 31, 2013 and December 31, 2012, respectively.
(2)	Materials and supplies consist of processing chemicals, maintenance supplies and spare parts, which will be consumed directly and indirectly in the production of the Company’s products.

7.	Property, Plant and Equipment, Net

Property, plant and equipment, net of accumulated depreciation and amortization, consisted of the following:

	March 31, 2013	December 31, 2012
Land and land improvements	$81	$80
Buildings	186	194
Machinery and equipment	1,132	1,158
Construction-in-progress	147	153
Furniture and fixtures	17	7
Other	7	6

Total	1,570	1,598
Less accumulated depreciation and amortization	(210)	(175)

Net	$1,360	$1,423

Depreciation expense related to property, plant and equipment for the three months ended March 31, 2013 and 2012 was $42 million and $16 million, respectively.

8.	Mineral Leaseholds, Net

Mineral leaseholds, net of accumulated depletion, consisted of the following:

	March 31, 2013	December 31, 2012
Mineral leaseholds	$1,462	$1,502
Less accumulated depletion	(85)	(63)

Net	$1,377	$1,439

Depletion expense related to mineral leaseholds for the three months ended March 31, 2013 and 2012 was $24 million and less than $1 million, respectively.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

9.	Intangible Assets, Net

The gross cost and accumulated amortization of intangible assets, by major intangible asset category, were as follows:

	March 31, 2013
	Gross Cost	Accumulated Amortization	Foreign Currency	Net Carrying Amount
Customer relationships	$294	$(44)	$—	$250
TiO2 technology	32	(3)	—	29
Internal-use software	38	(3)	(1)	34
In-process research and development	5	(2)	—	3
Trade names	3	(2)	—	1
Other	1	—	—	1

Total	$373	$(54)	$(1)	$318

	December 31, 2012
	Gross Cost	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294	$(39)	$255
TiO2 technology	32	(3)	29
Internal-use software	38	(2)	36
In-process research and development	5	(2)	3
Trade names	3	(1)	2
Other	1	—	1

Total	$373	$(47)	$326

Amortization expense related to intangible assets for the three months ended March 31, 2013 and 2012 was $7 million and $6 million, respectively. Estimated future amortization expense related to intangible assets is as follows:

Total Amortization
2013	$21
2014	27
2015	26
2016	25
2017	25
Thereafter	194

Total	$318

10.	Accrued Liabilities

Accrued liabilities consisted of the following:

	March 31, 2013	December 31, 2012
Unfavorable sales contracts	$59	$64
Taxes other than income taxes	50	58
Employee-related costs and benefits	42	45
Interest	8	22
Sales rebates	13	13
Other	6	7

Total	$178	$209

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

11.	Debt

Short-term Debt

Short-term debt consisted of the following:

	Maturity Date	March 31, 2013	December 31, 2012
UBS Revolver	6/18/17	$—	$—
ABSA Revolver (1)	6/14/17	—	30
Wells Revolver (2)		—	—

Total		$—	$30

(1)	Average effective interest rate of 8.43 % and 8.5% during the three months ended March 31, 2013 and 2012, respectively.
(2)	Average effective interest rate of 5.25% during the three months ended March 31, 2012.

UBS Revolver

On June 18, 2012, in connection with the closing of the Transaction, the Company entered into a global senior secured asset-based syndicated revolving credit agreement with UBS AG (the “UBS Revolver”). The UBS Revolver provides the Company with a committed source of capital with a principal borrowing amount of up to $300 million, subject to a borrowing base. In connection with its entry into the Amended and Restated Credit Agreement on March 19, 2013, the Company amended the UBS Revolver to allow for the increased size of the Term Loan over the Term Facility (see “Term Loan” below). At March 31, 2013, the Company’s available borrowing base was $275 million.

In connection with obtaining the UBS Revolver, the Company incurred debt issuance costs of approximately $7 million. During the three months ended March 31, 2013, amortization expense amounted to less than $1 million.

ABSA Revolving Credit Facility

In connection with the Transaction, the Company entered into a R900 million (approximately $98 million as of March 31, 2013) revolving credit facility with ABSA Bank Limited acting through its ABSA Capital Division (the “ABSA Revolver”). During the three months ended March 31, 2013, the Company had repayments of R250 million (approximately $29 million). At March 31, 2013, the Company had no amounts drawn on the ABSA Revolver.

In connection with obtaining the ABSA Revolver, the Company incurred debt issuance costs of $1 million. During the three months ended March 31, 2013, amortization expense amounted to less than $1 million.

Wells Revolver

On February 14, 2011, Tronox Incorporated entered into a $125 million senior secured asset-based revolving credit agreement with Wells Fargo Capital Finance, LLC (the “Wells Revolver”). The Wells Revolver provided the Company with a committed source of capital with a principal borrowing amount of up to $125 million subject to a borrowing base. On February 8, 2012, the Company amended the Wells Revolver to facilitate the Transaction while keeping the revolver in force. During 2012, the Company borrowed $30 million against the Wells Revolver, which was repaid with borrowings under the UBS Revolver. On June 18, 2012, the Company refinanced the Wells Revolver with the UBS Revolver.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

Long-Term Debt

Long-term debt consisted of the following:

	Principal Amount	Maturity Date	March 31, 2013	December 31, 2012
Term Loan, net of unamortized discount of $12 million at March 31, 2013 (1)	$1,500	3/19/20	$1,488	$—
Senior Notes	$900	8/15/20	900	900
Term Facility, net of unamortized discount of $6 million at December 31, 2012 (2)	$700	2/8/18	—	691
Co-generation Unit Financing Arrangement	$16	2/1/16	9	10
Lease financing			14	14

Total debt			2,411	1,615
Less: Long-term debt due in one year			(15)	(10)

Long-term debt			$2,396	$1,605

(1)	Average effective interest rate of 4.75% in 2013.
(2)	Average effective interest rate of 5.0% and 5.0% in 2013 and 2012, respectively.

At March 31, 2013, the scheduled maturities of the Company’s long-term debt were as follows:

Total Debt
2013	$10
2014	19
2015	19
2016	15
2017	15
Thereafter	2,345

Total	2,423
Remaining accretion of discount associated with the Term Loan	(12)

Total debt	$2,411

Term Facility

On February 8, 2012, Tronox Incorporated’s wholly-owned subsidiary, Tronox Pigments (Netherlands) B.V., entered into a term loan facility with Goldman Sachs Bank USA comprised of a $550 million Senior Secured Term Loan (the “Senior Secured Term Loan”) and a $150 million Senior Secured Delayed Draw Term Loan (the “Senior Secured Delayed Draw” together, the “Term Facility”). The Term Facility was issued net of an original issue discount of $7 million, or 1% of the initial principal amount, which is being amortized over the life of the Term Facility. On June 14, 2012, in connection with the closing of the Transaction, Tronox Pigments (Netherlands) B.V. drew down the $150 million Senior Secured Delayed Draw. In connection with obtaining the Term Facility, Tronox Incorporated incurred debt issuance costs of $17 million, which are recorded in “Other long-term assets” on the unaudited Condensed Consolidated Balance Sheets, and are being amortized through the maturity date.

On February 28, 2013, Tronox Pigments (Netherlands) B.V. repaid the outstanding principal balance of $149 million, plus interest, related to the $150 million Senior Secured Delayed Draw. In accordance with ASC 470, Debt, (“ASC 470”), the Company accounted for such repayment as an extinguishment of debt. As such, the Company recognized a loss on the early extinguishment of debt of $4 million related to the allocated portion of the unamortized original issue discount and debt issuance costs.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

The Company allocated these amounts between the $550 million Senior Secured Term Loan and the $150 million Senior Secured Delayed Draw as follows:

	Outstanding Balance	Percentage of Outstanding Balance	Allocation of Unamortized Costs	Loss Extinguishment of Debt
Senior Secured Term Loan	$547	79%	$16	$—
Senior Secured Delayed Draw	149	21%	4	4

Total	$696	100%	$20	$4

Term Loan

On March 19, 2013, Tronox Pigments (Netherlands) B.V., Tronox Limited, and certain subsidiaries of Tronox Limited named as guarantors, entered into an Amended and Restated Credit and Guaranty Agreement with Goldman Sachs Bank USA, as Administrative Agent and Collateral Agent, and Goldman Sachs Bank USA, UBS Securities LLC, Credit Suisse Securities (USA) LLC and RBC Capital Markets, as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents. Pursuant to the Amended and Restated Credit Agreement, the Company obtained a $1.5 billion senior secured term loan (the “Term Loan”), which matures in March 2020. The terms of the Amended and Restated Credit Agreement are substantially similar to the Company’s prior Term Facility. The Term Loan was issued net of an original issue discount of $7 million, or 0.5% of the principal balance.

In accordance with ASC 470, the outstanding principal balance of the Senior Secured Term Loan of $547 million, which became part of the Term Loan, was accounted for as a debt modification. As such, the unamortized original issue discount of $5 million and debt issuance costs of $11 million related to the Term Facility will continue to be amortized over the life of the Term Loan.

The Term Loan bears interest at a base rate plus the applicable margin of 2.5% per annum, or adjusted Eurodollar rate plus the applicable margin of 3.5% per annum. The base rate is defined as the greater of (i) the prime lending rate as quoted in the print edition of The Wall Street Journal or (ii) the Federal Funds Effective rate in effect on such day plus one half of 1%; provided, however, that the Base Rate is not less than 2% per annum.

Additionally, in connection with obtaining the Term Loan, the Company incurred debt issuance costs of $28 million, which are recorded in “Other long-term assets” on the unaudited Condensed Consolidated Balance Sheets, and are being amortized through the maturity date. For the three month ended March 31, 2013, amortization expense amounted to less than $1 million.

Senior Notes

On August 20, 2012, Tronox Limited’s wholly-owned subsidiary, Tronox Finance LLC, issued $900 million aggregate principal amount of 6.375% senior notes due 2020 (the “Senior Notes”). The Senior Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The Senior Notes bear interest semiannually at a rate equal to 6.375% and were sold at par value. The Senior Notes are fully and unconditionally guaranteed on a senior, unsecured basis by Tronox Limited and certain of its subsidiaries. The Senior Notes are redeemable at any time at the Company’s discretion. The Senior Notes and related guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Company recorded debt issuance fees of $18 million, which are being amortized over the life of the debt, and are included in “Other long-term assets” on the unaudited Condensed Consolidated Balance Sheets. During the three months ended March 31, 2013, amortization expense amounted to $1 million.

Exit Financing Facility

On February 14, 2011, Tronox Incorporated’s senior secured super-priority DIP and Exit Credit Agreement with Goldman Sachs Lending Partners, in accordance with its terms, converted into a $425 million exit facility with a maturity date of October 21, 2015 (the “Exit Financing Facility”). On February 8, 2012, Tronox Incorporated refinanced the Exit Facility with the Term Facility, as discussed above. In connection with the refinancing, the Company repaid $421 million.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

Co-generation Unit Financing Arrangement

In March 2011, in order to finance its share of the asset purchase for the Tiwest Joint Venture, Tronox Incorporated incurred debt totaling $8 million. In connection with the Transaction, the Company acquired the remaining 50% undivided interest in the co-generation plant from Exxaro, along with its debt of $6 million. Under the financing arrangement, monthly payments are required, and interest accrues on the outstanding balance at the rate of 6.5% per annum. During the three months ended March 31, 2013, the Company made principal repayments of approximately $1 million.

Lease Financing

In connection with the Transaction, the Company acquired capital lease obligations in South Africa, which are payable through 2032 at a weighted average interest rate of approximately 17%. At March 31, 2013, such obligations had a net book value of assets recorded under capital leases aggregating $8 million. During 2013, the Company made payments of less than $1 million.

Fair Value

The Company’s debt is recorded at historical amounts. At March 31, 2013, the fair value of the Term Loan and Senior Notes was $1,523 million and $882 million, respectively. The Company determined the fair value of both the Senior Notes and the Term Loan using the Bloomberg market price as of March 31, 2013. At December 31, 2012, the fair value of the Senior Notes and the Term Facility was $910 million and $709 million, respectively. The fair value hierarchy for long-term debt is a Level 2 input.

Debt Covenants

At March 31, 2013, the Company had financial covenants in the UBS Revolver, the ABSA Revolver and the Term Loan.

The terms of the Amended and Restated Credit Agreement are substantially similar to the Company’s prior Credit and Guaranty Agreement with Goldman Sachs Bank USA, dated February 8, 2012, except that the Amended and Restated Credit Agreement (i) eliminates financial maintenance covenants (ii) permits, subject to certain conditions, incurrence of additional senior secured debt up to a leverage ratio of 2:1, (iii) increases the Company’s ability to incur debt in connection with permitted acquisitions and its ability to incur unsecured debt, and (iv) allows for the payment of a $0.25 per share dividend each fiscal quarter . Otherwise, the terms of the Amended and Restated Credit Agreement provide for customary representations and warranties, affirmative and negative covenants and events of default. The terms of the covenants, subject to certain exceptions, restrict, among other things: (i) debt incurrence; (ii) lien incurrence; (iii) investments, dividends and distributions; (iv) disposition of assets and subsidiary interests; (v) acquisitions; (vi) sale and leaseback transactions; and (vii) transactions with affiliates and shareholders.

The Term Facility and the UBS Revolver are subject to an intercreditor agreement pursuant to which the lenders’ respective rights and interests in the security are set forth. At March 31, 2013, only the ABSA Revolver had a financial maintenance covenant. The Company was in compliance with its financial covenants at March 31, 2013.

The Company has pledged the majority of our U.S. assets and certain assets of its non-U.S. subsidiaries in support of its outstanding debt.

Interest and Debt Expense

Interest and debt expense consisted of the following:

	Three Months Ended March 31,
	2013	2012
Interest expense	$26	$7
Amortization of deferred debt issuance costs and discount on debt	2	1
Capitalized interest	(1)	—

Interest and debt expense	$27	$8

12.	Asset Retirement Obligations

To the extent a legal obligation exists, an asset retirement obligation (“ARO”) is recorded at its estimated fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. Fair value is measured using expected future cash outflows discounted at Tronox’s credit-adjusted risk-free interest rate. The Company classifies accretion expense related to asset retirement obligations as a production cost, which is included in “Cost of goods sold” on the unaudited Condensed Consolidated Statements of Operations.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

The Company’s AROs are as follows:

•	the KZN mine and the Namakwa Sands mine, both in South Africa, to restore the areas that have been disturbed as required under the mining leases;

•	decommissioning on wet and dry separation plants and smelting operations in South Africa;

•	mine closure and rehabilitation costs in Western Australia to restore the area that has been disturbed, as required under the mining lease;

•	plant closure and exit costs associated with certain industrial sites in Western Australia, whereby the Company is required to return the sites to their original states under licensing conditions;

•	plant closure and exit costs associated with the Botlek, the Netherlands facility, whereby the Company is required to return the site back to its original state at the end of its long-term lease; and

•

landfill closure costs at the Hamilton, Mississippi facility to address one-time closure costs (cap with liner and cover with soil) and annual monitoring costs of the closed landfill under applicable state environmental laws in Mississippi.

The changes in AROs during the three months ended March 31, 2013 were as follows:

Three Months Ended March 31, 2013
Beginning balance, December 31, 2012	$113
Additions	1
Accretion expense	2
Changes in estimates, including cost and timing of cash flows	(4)
Settlements/payments	(1)

Ending balance, March 31, 2013	$111

Current portion included in accrued liabilities	$6

Noncurrent portion	$105

AROs, by geographic region, were as follows:

At March 31, 2013
Australia	$67
South Africa	32
The Netherlands	11
United States	1

Total	$111

Environmental Rehabilitation Trust

The Company has established an environmental rehabilitation trust in respect of the prospecting and mining operations in South Africa in accordance with applicable regulations. The trustees of the fund are appointed by the Company, and consist of sufficiently qualified Tronox Limited employees capable of fulfilling their fiduciary duties. The environmental rehabilitation trust receives, holds, and invests funds for the rehabilitation or management of negative environmental impacts associated with mining and exploration activities. The contributions are aimed at providing sufficient funds at date of estimated closure of mining activities to address the rehabilitation and environmental impacts. Funds accumulated for a specific mine or exploration project can only be utilized for the rehabilitation and environmental impacts of that specific mine or project. Currently, the funds are invested in highly liquid, short-term instruments; however, the investment growth strategy has not been finalized. If a mine or exploration project withdraws from the fund for whatever valid reason, the funds accumulated for such mine or exploration project are transferred to a similar fund approved by management. At March 31, 2013 and December 31, 2012, the environmental rehabilitation trust assets were $19 million and $20 million, respectively, which were recorded in “Other long-term assets” on the unaudited Condensed Consolidated Balance Sheets.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

13.	Commitments and Contingencies

Purchase Commitments—At March 31, 2013, purchase commitments were $99 million for the remainder of 2013, $95 million for 2014, $33 million for 2015, $20 million for 2016, $19 million for 2017 and $111 million thereafter.

Letters of Credit—At March 31, 2013, the Company had outstanding letters of credit, bank guarantees and performance bonds of approximately $51 million, of which $25 million in letters of credit were issued under the UBS Revolver and $18 million were bank guarantees issued by ABSA.

Legal—The Western Australia Office of State Revenue (the “OSR”) continues to review their technical position on the imposition of stamp duty on the transfer of Tronox Incorporated’s shares related to Kerr-McGee’s restructuring in 2002 and from the share transfer related to the spinoff of Tronox Incorporated from Kerr-McGee in 2005. On January 17, 2012, the OSR contacted the Company seeking additional information related to the 2005 spinoff. On October 20, 2012, the OSR rendered its assessment of $5 million, comprised of a primary stamp duty liability of $3 million and penalty tax of $2 million. The Company had accrued $3 million at December 31, 2012, which was recorded in “Trade and other payables” in the unaudited Condensed Consolidated Balance Sheets. As required by law, the Company paid the entire amount of the assessment in January 2013; however it has submitted an objection to the penalty, setting out the reasons that the Commissioner of State Revenue has erred in the imposition of the penalty. The decision is expected in respect of this matter in 2013. If the objection is unsuccessful, the Company may appeal to the State Administrative Tribunal for review of the decision. The Company intends to exercise all its legal and administrative options in order to oppose the imposition of the penalty.

Environmental Contingencies—In accordance with ASC 450, Contingencies, the Company recognizes a loss and records an undiscounted liability when litigation has commenced or a claim or an assessment has been asserted or, based on available information, commencement of litigation or assertion of a claim or assessment is probable, and the associated costs can be estimated. It is not possible for the Company to reliably estimate the amount and timing of all future expenditures related to environmental matters because, among other reasons, environmental laws and regulations, as well as enforcement policies and clean up levels, are continually changing, and the outcome of court proceedings, alternative dispute resolution proceedings (including mediation) and discussions with regulatory agencies are inherently uncertain.

The Company believes that it has reserved adequately for the probable and reasonably estimable costs of known contingencies. There is no environmental litigation, claim or assessment that has been asserted nor is there any probability of an assessment or a claim for which the Company has not recorded a liability. However, additions to the reserves may be required as additional information is obtained that enables the Company to better estimate its liabilities. The Company cannot reliably estimate the amount of future additions to the reserves at this time. In certain situations, reserves may be probable but not estimable. Additionally, sites may be identified in the future where the Company could have potential liability for environmental related matters. If a site is identified, the Company will evaluate to determine what reserve, if any, should be established.

Other Matters—From time to time, the Company may be party to a number of legal and administrative proceedings involving environmental and/or other matters in various courts or agencies. These proceedings, individually and in the aggregate, may have a material adverse effect on the Company. These proceedings may be associated with facilities currently or previously owned, operated or used by the Company and/or its predecessors, some of which may include claims for personal injuries, property damages, cleanup costs and other environmental matters. Current and former operations of the Company may also involve management of regulated materials, which are subject to various environmental laws and regulations including the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (the “RCRA”) or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which the Company operates.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

14.	Shareholders’ Equity

The changes in outstanding shares for the three months ended March 31, 2013 were as follows:

Tronox Limited Class A Shares outstanding:
Balance at December 31, 2012	62,103,989
Shares issued for share-based compensation	25,319
Shares issued for warrants exercised(1)	81,015

Balance at March 31, 2013	62,210,323

Tronox Limited Class B Shares outstanding:
Balance at December 31, 2012	51,154,280

Balance at March 31, 2013	51,154,280

(1)	As of March 31, 2013, there were 357,570 Series A warrants and 465,465 Series B warrants outstanding.

Dividends Declared

On February 19, 2013, the Board declared a quarterly dividend of $0.25 per share which was paid on March 20, 2013 to holders of our Class A Shares and Class B Shares at close of business on March 6, 2013, totaling approximately $29 million. On May 7, 2013, the Board declared a quarterly dividend of $0.25 per share to holders of Class A Shares and Class B Shares, totaling approximately $29 million.

15.	Noncontrolling Interest

In connection with the Transaction, Exxaro and its subsidiaries retained a 26% ownership interest in each of Tronox KZN Sands Pty Ltd and Tronox Mineral Sands Pty Ltd in order to comply with the ownership requirements of the Black Economic Empowerment (“BEE”) legislation in South Africa. Exxaro is entitled to exchange this interest for approximately 3.2% in additional Class B Shares under certain circumstances (i.e., the earlier of the termination of the Empowerment Period or the tenth anniversary of completion of the Transaction).

The changes in noncontrolling interest on the Company’s unaudited Condensed Consolidated Balance Sheets were as follows:

Balance at December 31, 2012	$233
Net income attributable to noncontrolling interest	12
Effect of exchange rate changes	(28)

Balance at March 31, 2013	$217

16.	Income Taxes

The Company’s operations are conducted through its various subsidiaries in a number of countries throughout the world. The Company has provided for income taxes based upon the tax laws and rates in the countries in which operations are conducted and income is earned. For the three months ended March 31, 2013, Tronox Limited is the public parent registered under the laws of the State of Western Australia. For the three months ended March 31, 2012, Tronox Incorporated was the public parent, a Delaware corporation, registered in the United States.

	Three Months Ended March 31,
	2013	2012
Income tax provision	$1	$18
Income (Loss) before Income Taxes	$(44)	$104
Effective tax rate	(2)%	17%

The negative effective tax rate for the three months ended March 31, 2013, differs from the Australian statutory rate of 30% primarily due to withholding tax accruals, valuation allowances in the United States, and income in foreign jurisdictions taxed at rates different than 30%. The effective tax rate for the three months ended March 31, 2012, differs from the US statutory rate of 35% primarily due to valuation allowances in the United States and income in foreign jurisdictions taxed at rates different than 35%.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

The Company continues to maintain a valuation allowance related to the net deferred tax assets in the United States. Future provisions for income taxes will include no tax benefits with respect to losses incurred and tax expense only to the extent of current alternative minimum tax and state tax payments until the valuation allowance in the United States is eliminated. ASC 740, Income Taxes, requires that all available positive and negative evidence be weighted to determine whether a valuation allowance should be recorded.

17.	Earnings (Loss) Per Share

Basic earnings (loss) per share is computed utilizing the two-class method, and is calculated based on weighted-average number of ordinary shares outstanding during the periods presented. Diluted earnings (loss) per share is computed using the weighted-average number of ordinary and ordinary equivalent shares outstanding during the periods utilizing the two-class method for nonvested restricted shares, warrants and options.

Certain unvested awards issued under the Tronox Limited Management Equity Incentive Plan and the T-Bucks Employee Participation Plan contain non-forfeitable rights to dividends declared on Class A Shares. Any unvested shares that participate in dividends are considered participating securities and are included in the Company’s computation of basic and diluted earnings per share using the two-class method, unless the effect of including such shares would be antidilutive. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of ordinary shares and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings.

The following table sets forth the number of shares utilized in the computation of basic and diluted earnings (loss) per share for the periods indicated. The weighted average shares outstanding, potentially dilutive shares, earnings per share and anti-dilutive shares have been restated to affect the 5-for-1 share split.

	Three Months Ended March 31,
	2013	2012
Numerator – Basic and Diluted:
Net Income (Loss)	$(45)	$86
Less: Income attributable to noncontrolling interest	(12)	—

Undistributed earnings (loss)	(57)	86
Percentage allocated to ordinary shares	100%	100%

Undistributed earnings (loss) allocated to ordinary shares	(57)	86

Earnings (loss) available to ordinary shares	$(57)	$86

Denominator – Basic:
Weighted-average ordinary shares (in thousands)	113,317	75,390
Add: Effect of Dilutive Securities:
Restricted stock	—	245
Warrants	—	2,935
Options	—	95

Denominator – Dilutive	113,317	78,665

Earnings per Share(1):
Basic earnings (loss) per Share	$(0.50)	$1.14

Diluted earnings (loss) per Share	$(0.50)	$1.10

(1)	The basic and diluted earnings (loss) per share amounts were computed from exact, not rounded, income and share information.

In computing diluted earnings (loss) per share under the two-class method, the Company considered potentially dilutive shares. For the three months ended March 31, 2013, 2,027,304 options with an average exercise price of $20.56 were not recognized in the diluted earnings per share calculation as they were antidilutive.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

18.	Share-based Compensation

Compensation expense related to restricted share awards was $2 million and $6 million for the three months ended March 31, 2013 and 2012, respectively. Compensation expense related to the Company’s nonqualified option awards was $2 million and $1 million for the three months ended March 31, 2013 and 2012, respectively.

At March 31, 2013, unrecognized compensation expense related to the Company’s restricted shares and options, adjusted for estimated forfeitures, was approximately $54 million, with such unrecognized compensation expense expected to be recognized over a weighted-average period of approximately three years. The ultimate amount of such expense is dependent upon the actual number of restricted shares and options that vest. The Company periodically assesses the forfeiture rates used for such estimates. A change in estimated forfeiture rates would cause the aggregate amount of compensation expense recognized in future periods to differ from the estimated unrecognized compensation expense above.

Tronox Limited Management Equity Incentive Plan

On the Transaction Date, Tronox Limited adopted the Tronox Limited Management Equity Incentive Plan (the “Tronox Limited MEIP”), which permits the grant of awards that constitute incentive options, nonqualified options, share appreciation rights, restricted shares, restricted share units, performance awards and other share-based awards, cash payments and other forms such as the compensation committee of the Board in its discretion deems appropriate, including any combination of the above. Subject to further adjustment, the maximum number of shares which may be the subject of awards (inclusive of incentive options) is 12,781,225 Class A Shares.

Restricted Shares

During the three months ended March 31, 2013, the Company granted 708,908 restricted share awards to employees, which have both time requirements and performance requirements. The time provisions are graded vesting, while the performance provisions are cliff vesting and have a variable payout. During the three months ended March 31, 2013, the Company granted 71,732 restricted share awards with graded vesting to members of the Board. In accordance with ASC 718, Compensation – Share-Based Compensation (“ASC 718”), the restricted share awards issued during the three months ended March 31, 2013 are classified as equity awards and are accounted for using the fair value established at the grant date.

Restricted share activity was as follows:

	Number of Shares	Fair Value(1)
Balance at December 31, 2012	761,065	$20.62
Awards granted	780,640	20.96
Awards earned	(27,053)	24.15
Awards forfeited	(10,242)	24.99

Balance at March 31, 2013	1,504,410	$20.70

Outstanding awards expected to vest	1,467,939	$20.67

(1)	Represents the weighted-average grant-date fair value.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

Options

On February 25, 2013 and March 11, 2013, the Company granted 1,545,662 and 8,238 options, respectively, to employees to purchase Class A Shares, which vest over a three year period.

Options activity was as follows:

	Number of Options	Price (1)	Contractual Life Years (1)	Intrinsic Value(2)
Balance at December 31, 2012	528,759	$25.16	9.38	$—
Options issued	1,553,900	19.10	9.91	—
Options forfeited	(3,723)	24.60	—	—
Options vested	(51,632)	23.41	—	—

Outstanding at March 31, 2013	2,027,304	$20.56	9.74	$1,113,652

Outstanding awards expected to vest	1,923,034	$20.55	9.75	$1,065,208

(1)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable.
(2)	Reflects aggregate intrinsic value based on the difference between the market price of the Company’s shares at March 31, 2013 and the options’ exercise price.

Grants

Valuation and Cost Attribution Methods. Options’ fair value are determined on the date of grant using the Black-Scholes option-pricing model and is recognized in earnings on a straight-line basis over the employee service period of three years necessary to earn the awards, which is the vesting period. The Company ran the Black-Scholes option-pricing model for the 1,545,662 options granted on February 25, 2013 and the 8,238 options granted on March 11, 2013 using the following assumptions:

	February 25, 2013	March 11, 2013
Risk-free interest rate	1.04%	1.19%
Expected dividend yield	5.24%	4.65%
Expected volatility	56%	56%
Expected term (years)	10	10
Per-unit fair value of options granted	$6.28	$7.48

For the February 25, 2013 grant, the Company used the fair market value and exercise price of $19.09, which was the adjusted closing price of Class A Shares, New York Stock Exchange symbol TROX, recorded on February 25, 2013. For the March 11, 2013 grant, the Company used the fair market value and exercise price of $21.49, which was the adjusted closing price of Class A Shares, New York Stock Exchange symbol TROX, recorded on March 11, 2013.

Risk-free interest rate — The Company used a risk-free interest rate of 1.04% and 1.19% for the February 25, 2013 grant and the March 11, 2013 grant, respectively, which was the risk-free interest rate based on U.S. Treasury Strips available with maturity period consistent with expected life assumption.

Expected Volatility — In setting the volatility assumption, the Company considered the most recent reported volatility of each compensation peer company. For the 2013 valuation, the peer company group included the following companies: Albemarle, Cabot Corporation, Celanese Corporation, Chemtura Corporation, Cliffs Natural Resources Inc., Cytec Industries Inc., Dupont, Eastman Chemical Company, Freeport-McMoRan Copper & Gold Inc., Huntsman Corporation, Kronos Worldwide, Inc., Rockwood Holdings, Inc., Southern Copper Corporation, and Teck Resources Limited.

T-Bucks Employee Participation Plan (“T-Bucks EPP”)

At March 31, 2013 and December 31, 2012, there were 548,234 shares in the trust with a fair value of $25.79, which represents the fair value on the date of purchase by the trust. Compensation expense during the three months ended March 31, 2013 was $1 million.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

Long-Term Incentive Plan

In connection with the Transaction, the Company assumed a long-term incentive plan (the “LTIP”) for the benefit of certain qualifying employees of Tronox subsidiaries in South Africa and Australia. The LTIP is classified as a cash-settled compensation plan and is remeasured to fair value at each reporting date. At March 31, 2013, the LTlP plan liability was approximately $3 million, which is recorded in “Other long-term liabilities” on the unaudited Condensed Consolidated Balance Sheets. During the three months ended March 31, 2013, compensation expense was less than $1 million.

Tronox Incorporated Management Equity Incentive Plan

In connection with its emergence from bankruptcy, Tronox Incorporated adopted the Tronox Incorporated management equity incentive plan (the “Tronox Incorporated MEIP”), which permitted the grant of awards that constitute incentive options, nonqualified options, share appreciation rights, restricted share, restricted share units, performance awards and other share-based awards, cash payments and other forms such as the compensation committee of the Tronox Incorporated Board of Directors in its discretion deems appropriate, including any combination of the above. The number of shares available for delivery pursuant to the awards granted under the Tronox Incorporated MEIP was 1.2 million shares.

On the Transaction Date, 748,980 restricted shares of Tronox Incorporated vested in connection with the Transaction. The remaining restricted shares of Tronox Incorporated were converted to Tronox Limited restricted shares. Additionally, on the Transaction Date, 517,330 Tronox Incorporated options were converted to Tronox Limited options.

Restricted Shares

During the three months ended March 31, 2012, the Company granted to its employees 50,415 shares, which have graded vesting provisions. The Company is withholding the highest combined maximum rate imposed under all applicable federal, state, local and foreign tax laws on behalf of the employees that have received these awards. In accordance with ASC 718, such restricted stock awards were classified as liability awards and were remeasured to fair value at each reporting date.

Restricted share activity with employees and directors was as follows:

	Number of Shares	Fair Value
Balance at December 31, 2011	1,177,995	$21.48
Awards granted	50,415	24.03
Awards earned	(61,165)	34.85

Balance at March 31, 2012	1,167,245	$28.26

Options

Tronox Incorporated options activity was as follows:

	Number of Options	Price (1)	Contractual Life Years (1)	Intrinsic Value(2)
Balance at December 31, 2011	345,000	$22.00	9.95	$0.7
Options issued	22,330	24.60	9.76	0.2

Outstanding at March 31, 2012	367,330	$22.16	9.71	$4.7

(1)	Represents weighted average exercise price and weighted average remaining contractual life, as applicable.
(2)	Reflects aggregate intrinsic value based on the difference between the market price of the Company’s shares at March 31, 2012 and the options’ exercise price.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

19.	Pension and Other Postretirement Healthcare Benefits

The Company sponsors noncontributory defined benefit retirement plans (qualified and nonqualified plans) in the United States, a contributory defined benefit retirement plan in the Netherlands, a U.S. contributory postretirement healthcare plan and a South Africa postretirement healthcare plan.

The components of net periodic cost associated with the U.S. and foreign retirement plans recognized in the unaudited Condensed Consolidated Statement of Operations were as follows:

	Retirement Plans
	Three Months Ended March 31,
	2013	2012
Net periodic cost:
Service cost	$1	$2
Interest cost	5	6
Expected return on plan assets	(5)	(6)
Net amortization of actuarial loss	1	—

Total net periodic cost	$2	$2

The components of the Company’s net periodic cost for the postretirement healthcare plans for the three months ended March 31, 2013 and 2012 were below $1 million.

20.	Related Party Transactions

On September 25, 2011, Tronox Incorporated entered into the Transaction Agreement with Exxaro to acquire the mineral sands business. At March 31, 2013, Exxaro held approximately 44.4% of the voting securities of Tronox Limited. During the three months ended March 31, 2013, the Company purchased transition services from Exxaro, which amounted to $1 million. At March 31, 2013, the Company had a receivable from Exxaro of $1 million related to payments made by Tronox on Exxaro’s behalf.

Prior to the Transaction Date, Tronox Incorporated conducted transactions with Exxaro Australia Sands Pty Ltd, Tronox Incorporated’s 50% partner in the Tiwest Joint Venture. Tronox Incorporated purchased, at open market prices, raw materials used in its production of TiO2, as well as Exxaro Australia Sands Pty Ltd’s share of TiO2 produced by the Tiwest Joint Venture. Tronox Incorporated also provided administrative services and product research and development activities, which were reimbursed by Exxaro. For the three months ended March 31, 2012, the Company made payments of $83 million and received payments of $7 million related to these transactions.

21.	Segment Information

Prior to the Transaction, Tronox Incorporated had one reportable segment representing its pigment business. The Pigment segment primarily produced and marketed TiO2, and included heavy minerals production. The heavy minerals production was integrated with its Australian pigment plant, but also had third-party sales of minerals not utilized by its pigment operations. In connection with the Transaction, the Company acquired 74% of Exxaro’s South African mineral sands operations, including its Namakwa and KZN Sands mines, separation facilities and slag furnaces, along with its 50% share of the Tiwest Joint Venture in Western Australia. As such, the Company evaluated its new operations under ASC 280, Segments, and determined that the mineral sands operations qualify as a separate segment.

Subsequent to the Transaction, the Company has two reportable segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines and rutile, as well as pig iron and zircon. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia, and the Netherlands. Corporate and Other is comprised of corporate activities and businesses that are no longer in operation, as well as electrolytic manufacturing and marketing operations, all of which are located in the United States.

Segment performance is evaluated based on segment operating profit (loss), which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

	Mineral Sands	Pigment	Corporate And Other	Eliminations	Total
Three Months Ended March 31, 2013
Net Sales (1)	$298	$288	$27	$(143)	$470
Income (loss) from operations	96	(68)	(24)	(23)	(19)
Interest and debt expense					(27)
Loss on extinguishment of debt					(4)
Other income					6
Loss from Continuing Operations before Income Taxes					$(44)
Depreciation, Depletion and Amortization	$49	$21	$3	$—	$73
Capital Expenditures	31	13	1	—	45
Three Months Ended March 31, 2012
Net Sales (1)	$83	$362	$31	$(42)	$434
Income (loss) from operations	51	109	(28)	(19)	113
Interest and debt expense					(8)
Other expense					(1)
Income from Continuing Operations before Income Taxes					$104
Depreciation, Depletion and Amortization	$4	$15	$3	$—	$22
Capital Expenditures	—	12	9	—	21

(1)	Net sales by geographic region, based on country of production, were as follows:

	Three Months Ended March 31,
	2013	2012
U.S. operations	$187	$230
International operations:
Australia	108	79
The Netherlands	65	125
South Africa	110	—

Total	$470	$434

Net assets by segment were as follows:

	March 31, 2013	December 31, 2012
Mineral Sands	$2,796	$3,164
Pigment	1,735	1,680
Corporate and Other	1,365	725
Eliminations	119	(58)

Total	$6,015	$5,511

Property, plant and equipment, net and mineral leaseholds, net, by geographic region, were as follows:

	March 31, 2013	December 31, 2012
U.S. operations	$199	$196
International operations:
South Africa	1,169	1,263
Australia	1,317	1,348
The Netherlands	52	55

Total	$2,737	$2,862

TRONOX LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of U.S. dollars, except share and per share data or unless otherwise noted)

22.	Emergence from Chapter 11

On January 12, 2009, the petition date, Tronox Incorporated and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Debtors’ Chapter 11 cases were consolidated for the purpose of joint administration.

On November 30, 2010 (the “Confirmation Date”), the Bankruptcy Court entered an order confirming the Debtors’ First Amended Joint Plan of Reorganization pursuant to Chapter 11 of the Bankruptcy Code, dated November 5, 2010 (as amended and confirmed, the “Plan”). Material conditions to the Plan were resolved during the period from the Confirmation Date until January 26, 2011, and subsequently, on February 14, 2011 (the “Effective Date”), the Debtors emerged from bankruptcy and continued operations as reorganized Tronox Incorporated.

On June 15, 2012, the reorganized Tronox Incorporated was combined with the mineral sands business of Exxaro in an integrated series of transactions whereby Tronox Limited became the parent company in a tax inversion transaction.

As of March 31, 2013, a motion granting a final decree closing the Chapter 11 cases has not been filed.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Tronox Limited’s condensed consolidated financial statements and the related notes included elsewhere in this Quarterly Report on Form 10-Q, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2012. This discussion contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those discussed in the forward-looking statements as a result of numerous factors.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain financial measures, in particular the presentation of Income from Operations, EBITDA and Adjusted EBITDA, which are not presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). We are presenting these non-U.S. GAAP financial measures because they provide us and readers of this Form 10-Q with additional insight into our operational performance relative to earlier periods and relative to our competitors. We do not intend for these non-U.S GAAP financial measures to be a substitute for any U.S. GAAP financial information. Readers of these statements should use these non-U.S. GAAP financial measures only in conjunction with the comparable U.S. GAAP financial measures. A reconciliation of Income from Operations to Income from Continuing Operations, the most comparable U.S. GAAP measure is provided herein. A reconciliation of Net income to EBITDA and Adjusted EBITDA is also provided herein.

Executive Overview

We are a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment (“TiO2”). We are the third largest global producer and marketer of TiO2 manufactured via chloride technology, as well as the third largest global producer of titanium feedstock and a leader in global zircon production. We have operations in North America, Europe, South Africa and the Asia-Pacific region. We operate three TiO2 facilities at the following locations: Hamilton, Mississippi; Botlek, the Netherlands; and Kwinana, Western Australia, representing approximately 465,000 tonnes of annual TiO2 production capacity. Additionally, we operate three separate mining operations: KwaZulu-Natal (“KZN”) Sands located in South Africa, Namakwa Sands located in South Africa and Cooljarloo Sands located in Western Australia, which have a combined annual production capacity of approximately 753,000 tonnes of titanium feedstock and approximately 265,000 tonnes of zircon.

We have two reportable operating segments, Mineral Sands and Pigment. Corporate and other is comprised of our electrolytic manufacturing and marketing operations, as well as our corporate activities, including businesses that are no longer in operation.

The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines and rutile, as well as zircon and pig iron. Titanium feedstock is used primarily to manufacture TiO2. Zircon is a mineral which is primarily used as an opacifier in ceramic glazes for tiles, plates, dishes and industrial products.

The pigment segment primarily produces and markets TiO2. TiO2 is used in a wide range of products due to its ability to impart whiteness, brightness and opacity. TiO2 is used extensively in the manufacture of paint and other coatings, plastics and paper and in a wide range of other applications, including inks, fibers, rubber, food, cosmetics and pharmaceuticals. TiO2 is a critical component of everyday consumer applications due to its superior ability to cover or mask other materials effectively and efficiently relative to alternative white pigments and extenders. We believe that, at present, TiO2 has no effective substitute because no other white pigment has the physical properties for achieving comparable opacity and brightness or can be incorporated in a cost-effective manner.

Acquisition of Mineral Sands Business

Because we believed that becoming vertically integrated would benefit us by assuring our access to critical supply, retaining cash and margin in the Company, and enabling general operating flexibility, we acquired a global producer of mineral sands with production facilities and sales and marketing presence strategically positioned throughout the world. Specifically, we acquired 74% of Exxaro Resources Ltd’s (“Exxaro”) South African mineral sands operations, including its Namakwa and KZN Sands mines, separation and slag furnaces, along with its 50% share of the Tiwest Joint Venture in Western Australia (together the “mineral sands business”) (the “Transaction”). On June 15, 2012, the date of the Transaction (the “Transaction Date”), the existing business of Tronox Incorporated was combined with the mineral sands business under Tronox Limited. As such, as of the Transaction Date, we own 100% of the operations formerly operated by the Tiwest Joint Venture.

Prior to the Transaction Date, Tronox Incorporated operated the Tiwest Joint Venture with Exxaro Australia Sands Pty Ltd., a subsidiary of Exxaro, which operated a chloride process TiO2 plant located in Kwinana, Western Australia, a mining operation in Cooljarloo, Western Australia, and a mineral separation plant and a synthetic rutile processing facility, both in Chandala, Western Australia.

Recent Developments

Dividends Declared — On February 19, 2013, the Board declared a quarterly dividend of $0.25 per share which was paid on March 20, 2013 to holders of our Class A Shares and Class B Shares at close of business on March 6, 2013, totaling approximately $29 million. On May 7, 2013, the Board declared a quarterly dividend of $0.25 per share to holders of Class A Shares and Class B Shares, totaling approximately $29 million. See Note 14 of Notes to unaudited Condensed Consolidated Financial Statements.

Extinguishment of Debt — On February 28, 2013, we repaid the outstanding principal balance of $149 million, plus interest, related to the $150 million Senior Secured Delayed Draw Term Loan (the “Senior Secured Delayed Draw Term Loan”). See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements.

Term Loan — On March 19, 2013, we entered into an Amended and Restated Credit and Guaranty Agreement (the “Amended and Restated Credit Agreement”). Pursuant to the Amended and Restated Credit Agreement, we obtained a $1.5 billion senior secured term loan (the “Term Loan”), which matures on March 19, 2020. See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements.

Business Environment

The following discussion includes trends and factors that may affect future operating results.

Vertical Integration — Our integration plan is on track to more fully demonstrate the material cost advantages it gives us. The vertical integration of titanium feedstock and TiO2 production provides us with a secure and cost competitive supply of high grade titanium feedstock over the long term. Our ability to supply all of the feedstock that our pigment operations require enables us to balance our consumption and sales in ways that we believe our competitors cannot. During the first quarter of 2013, titanium feedstock sold internally to the pigment segment increased. As a result, during the first quarter of 2013, we cancelled contracts with two external ore suppliers.

Mineral Sands — Titanium feedstock experienced a rise in selling prices during the first quarter of 2013, as a portion of legacy third-party sales contracts priced below market expired, while rutile and zircon pricing declined more modestly. We believe the market will strengthen particularly during the second half of 2013 and, as it does, our low cost position should enable us to achieve higher margins, significantly reduce earnings volatility and strong cash generation by selling feedstock indirectly into the market and by consuming feedstock at the cost of extraction and beneficiation for our pigment business.

Pigment — During the first quarter of 2013, we saw an increase of TiO2 sales volumes from the fourth quarter of 2012 in all three major regions; however we saw a decrease in selling prices. We continue to anticipate the global market for pigment to strengthen in the second half of 2013.

Supply and Demand — During 2013, we expect to see sequential demand momentum in both the mineral sands and pigment businesses. Our vertical integration continues on plan with an increasing percentage of titanium feedstock used by our pigment business sourced internally from our mineral sands business.

Competition — We operate in highly competitive markets, and face competition not only from chloride process pigment producers, but also sulphate process pigment producers. Moreover, because transport costs are minor relative to the cost of our product, there is also some competition between products produced in one region versus products produced in another region.

Seasonality — The demand for TiO2 during a given year is subject to seasonal fluctuations. Because TiO2 is widely used in paint and other coatings, titanium feedstocks are in higher demand prior to the painting season (spring and summer in the Northern Hemisphere), and pig iron is in lower demand during the European summer holidays, when many steel plants and foundries undergo maintenance. Zircon generally is a non-seasonal product but is negatively impacted by the Chinese New Year holiday due to reduced zircon demand from China.

Currency Exchange Rates — The financial condition and results of operations of our operating entities in the Netherlands, Australia and South Africa are reported in various foreign currencies and then converted into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. As a result, any volatility of the U.S. dollar against these foreign currencies creates uncertainty for and may have a positive or negative impact on reported sales and operating results. Foreign currency effects appear in our financial statements in several ways. First, they impact reported amounts of revenues and expenses and are embedded in each line item of the financial statements. Second, for changes in reported asset and liability amounts, changes are reported in either other income (expense) on the unaudited Condensed Consolidated Statements of Operations or in cumulative translation adjustments in “Accumulated other comprehensive income (loss)” on the unaudited Condensed Consolidated Balance Sheets.

For the first quarter of 2013, the U.S. dollar strengthened approximately 8% against the South African Rand.

Environmental — We currently report and manage greenhouse gas (“GHG”) emissions as required by law for sites located in areas (European Union/Australia) requiring such managing and reporting. While the United States has not adopted any federal climate change legislation, the EPA has introduced some GHG programs. For example, under the EPA’s GHG “Tailoring Rule,” expansions or new construction could be subject to the Clean Air Act’s Prevention of Significant Deterioration (“PSD”) requirements. Some of our facilities are currently subject to GHG emissions monitoring and reporting. Changes or additional requirements due to GHG regulations could impact our capital and operating costs. However, it is not possible at the present time to estimate any financial impacts to these U.S. operating sites. Also, some in the scientific community believe that increasing concentrations of GHGs in the atmosphere may result in climatic changes. Depending on the severity of climatic changes, our operations could be adversely affected. The Western Australian operations are subject to a new Australian carbon tax law that went into effect in July 2012, resulting in an approximate $7 million impact annually.

Political and social unrest in South Africa — South Africa has been experiencing political and social unrest in several mining industries. Additionally, South Africa has been experiencing electricity interruptions due to labor unrest. Changes to or instability in the economic or political environment in South Africa or neighboring countries, especially if such changes create political instability, actual or potential shortages of production materials or labor unrest, could result in production delays and production shortfalls and materially impact our production and results of operations. We negotiate new labor contracts with the unions in South Africa annually. We consider relations with our employees to be stable.

Consolidated Results of Operations

Three Months Ended March 31, 2013 Compared to the Three Months Ended March 31, 2012

	Three Months Ended March 31,
	2013	2012	Variance
Net Sales	$470	$434	$36
Cost of goods sold	438	277	161

Gross Margin	32	157	(125)
Selling, general and administrative expenses	51	44	7

Income (Loss) from Operations	(19)	113	(132)
Interest and debt expense	(27)	(8)	(19)
Loss on extinguishment of debt	(4)	—	(4)
Other income (expense)	6	(1)	7

Income (Loss) before Income Taxes	(44)	104	(148)
Income tax provision	(1)	(18)	17

Net (Loss) Income	(45)	86	(131)
Income attributable to noncontrolling interest	12	—	12

Net (Loss) Income attributable to Tronox Limited	$(57)	$86	$(143)

We reported net sales for the first quarter of 2013 of $470 million, an increase of 8%. The increase in net sales for 2013 reflects the impact of the acquired businesses and higher volumes in the pigment business, partially offset by lower selling prices. The acquired businesses contributed $134 million to consolidated net sales during 2013. Higher volumes in the pigment business primarily reflect an increase in shipments to the Asia-Pacific region. Lower prices primarily resulted from softening market demand in the pigment business in late 2011 and early 2012, which accelerated in the latter half of 2012. The impact of foreign currency exchange rates increased net sales by $1 million during 2013 as compared to 2012.

Cost of goods sold for the first quarter of 2013 was $438 million, an increase of 58%. The increase principally reflects the inclusion of the acquired business, higher pigment production costs, primarily for raw materials and chemical products, higher per unit costs due to lower capacity utilization during 2013, and an increase in sales volumes. Cost of goods sold for 2013 includes $8 million of net non-cash amortization of inventory step-up and unfavorable ore sales contracts as a result of purchase accounting.

Our gross margin decreased $125 million during the first quarter of 2013 to 7% of net sales as compared to 36% of net sales in 2012. This decrease was principally due to higher input costs and lower selling prices in the pigment business. Net noncash amortization of $8 million as a result of purchase accounting impacted the 2013 gross margin by 2%.

Selling, general and administrative (“SG&A”) expenses were $51 million in the first quarter of 2013, an increase of $7 million or 16% during 2013 as compared to 2012. During 2013, the acquired business accounted for approximately $5 million of our total selling, general and administrative costs. The remaining net increase during 2013 compared to 2012 is primarily due to an increase in severance expense related to the departure of the chief financial officer and increased costs for corporate relocation, partially offset by a decrease related to share-based compensation awards.

Interest and debt expense for the first quarter of 2013 was $27 million, an increase of $19 million. The increase is primarily attributable to interest expense on the $900 million senior notes due 2020 (the “Senior Notes”) of $14 million during 2013, as well as the amortization of debt issuance costs associated with the Senior Notes of $1 million.

In February 2013, we repaid the outstanding principal balance of $149 million at par, plus interest, related to the $150 million Senior Secured Delayed Draw Term Loan. In accordance with ASC 470, Debt, the Company accounted for such repayment as an extinguishment of debt. As such, the Company recognized a loss on the early extinguishment of debt of $4 million related to the allocated portion of the unamortized original issue discount and debt issuance costs.

The negative effective tax rate for the three months ended March 31, 2013, differs from the Australian statutory rate of 30% primarily due to withholding tax accruals, valuation allowances in the United States, and income in foreign jurisdictions taxed at rates different than 30%. The effective tax rate for the three months ended March 31, 2012, differs from the U.S. statutory rate of 35% primarily due to valuation allowances in the United States and income in foreign jurisdictions taxed at rates different than 35%.

The Company continues to maintain a valuation allowance related to the net deferred tax assets in the United States. Future provisions for income taxes will include no tax benefits with respect to losses incurred and tax expense only to the extent of current alternative minimum tax and state tax payments until the valuation allowance in the United States is eliminated. ASC 740, Income Taxes, requires that all available positive and negative evidence be weighted to determine whether a valuation allowance should be recorded.

Operations Review of Segment Revenue and Profit

Net Sales

	Three Months Ended March 31,
	2013	2012	Variance
Mineral Sands segment	$298	$83	$215
Pigment segment	288	362	(74)
Corporate and other	27	31	(4)
Eliminations	(143)	(42)	(101)

Net Sales	$470	$434	$36

Mineral Sands segment

Net sales increased $215 million during 2013 as compared to 2012. The increase is primarily attributable to the acquired business which, on a segment basis, contributed $241 million in revenue during 2013. The remaining decrease was primarily comprised of a $31 million decrease in selling prices, offset by a $6 million increase due to sales volume. Minerals Sands selling prices declined principally due to a depressed zircon market. Minerals sales volumes were higher primarily due to increased shipments of synthetic rutile to our pigments business, as we move towards full internal sourcing.

Pigment segment

Pigment segment net sales decreased $74 million, or 20% during 2013 as compared to 2012. The decrease is primarily due to a decrease in selling prices of $91 million, offset by higher volumes of $16 million. The volume impact reflects increased shipments to the Asia-Pacific region. The effect of changes in foreign currency positively impacted pigment net sales by $1 million.

Corporate and other

Net sales decreased $4 million, or 13% during 2013 as compared to 2012. Corporate and other includes our electrolytic manufacturing business. Electrolytic and other chemical products net sales were lower primarily due to lower volumes of sodium chlorate and electrolytic manganese dioxide (“EMD”), and to a lesser extent, lower selling prices for EMD.

Income from Operations

	Three Months Ended March 31,
	2013	2012	Variance
Mineral Sands segment	$96	$51	$45
Pigment segment	(68)	109	(177)
Corporate and other	(24)	(28)	4
Eliminations	(23)	(19)	(4)

Income (loss) from operations	(19)	113	(132)
Interest and debt expense	(27)	(8)	(19)
Loss on extinguishment of debt	(4)	—	(4)
Other income (expense)	6	(1)	7

Income (loss) from operations before taxes	(44)	104	(148)
Income tax provision	(1)	(18)	17

Net income (loss)	$(45)	$86	$(131)

Mineral Sands segment

Income from operations increased $45 million during 2013. The acquired businesses contributed $74 million to segment income from operations during 2013. The remaining decrease of $29 million during 2013 is primarily attributable to a $31 million decrease in selling prices, offset by higher volumes of $3 million. Cost of goods sold in the Mineral Sands segment in 2013, includes net noncash charges of $8 million related to purchase accounting adjustments for inventory step-up and unfavorable contract amortization.

Pigment segment

Income from operations decreased $177 million during 2013, which was primarily driven by lower selling prices of $91 million, and higher costs, principally for feedstock ores, and other chemicals of $75 million.

Non-U.S. GAAP Financial Measures

EBITDA and Adjusted EBITDA, which are used by management to measure performance, are non-U.S. GAAP financial measures. Management believes that EBITDA is useful to investors, as it is commonly used in the industry as a means of evaluating operating performance. EBITDA and Adjusted EBITDA are not recognized terms under U.S. GAAP and do not purport to be an alternative measure of our financial performance as determined in accordance with U.S. GAAP. Because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA and Adjusted EBITDA, as presented herein, may not be comparable to similarly titled measures reported by other companies.

Management believes these non-U.S. GAAP financial measures:

•

Reflect our ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in our business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information in understanding and evaluating our operating results and comparing financial results across periods;

•	Provide an normalized view of our operating performance by excluding items that are either non-cash or non-recurring in nature;

•	Enable investors to assess our compliance with financial covenants under our debt instruments; and

•	Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented:

	Three Months Ended March 31,
	2013	2012
Net income	$(45)	$86
Interest and debt expense, net of interest income of $1 million at March 31, 2013	26	8
Income tax provision	1	18
Depreciation and amortization expense	73	22

EBITDA	55	134
Loss on extinguishment of debt	4	—
Share-based compensation	5	7
Amortization of inventory step-up and unfavorable ore sales contracts from purchase accounting	8	—
Foreign currency remeasurement	(6)	(1)
Other items(a)	7	11

Adjusted EBITDA	$73	$151

(a)	Includes noncash pension and postretirement costs, accretion expense, severance expense, transaction costs, and other non-recurring items.

Financial Condition and Liquidity

The following table provides information for the analysis of our historical financial condition and liquidity:

	March 31,	December 31,
	2013	2012
Cash and cash equivalents	$1,375	$716
Working capital (1)	$2,330	$1,706
Net debt (2)	$1,036	$929
Total assets	$6,015	$5,511
Total long-term debt	$2,411	$1,615

(1)	Represents excess of current assets over current liabilities.
(2)	Represents excess of debt over cash and cash equivalents.

As of March 31, 2013, our total liquidity was $1,748 million, which was comprised of $275 million available under the $300 million UBS Revolver (as defined below), $98 million available under the ABSA Revolver (as defined below) and $1,375 million in cash and cash equivalents. As of March 31, 2013, we had a $25 million of letter of credit issued against the UBS Revolver. In 2013, cash and cash equivalents increased $659 million, reflecting the refinancing of the $550 million Senior Secured Term Loan (the “Senior Secured Term Loan”) with a $1.5 billion Term Loan partially offset by cash used to repay the $150 million Senior Secured Delayed Draw Term Loan and the fees associated with the refinancing, as well as cash used in operations.

At March 31, 2013, we held cash and cash equivalents in the respective jurisdictions: $1,244 million in Australia, $73 million in the United States, $33 million in South Africa, and $25 million in Europe. Our credit facilities limit transfers of funds from subsidiaries in the United States to certain foreign subsidiaries. Foreign subsidiaries do not have limits on transferring funds to the United States or between themselves. We have in place intercompany financing agreements that enable the movement of cash to the United States, if needed.

The use of our cash will include servicing our interest and debt repayment obligations, making pension contributions and funding certain capital expenditures for innovative initiatives, productivity enhancements and maintenance and safety requirements.

Capital Resources

Short-Term Debt

We have a $300 million global senior secured asset-based syndicated revolving credit agreement with UBS AG (the “UBS Revolver”) and a R900 million (approximately $98 million as of March 31, 2013) revolving credit facility with ABSA Bank Limited acting through its ABSA Capital Division (the “ABSA Revolver”). At March 31, 2013, we had not drawn on either revolver. At March 31, 2013, the Company had outstanding letters of credit, bank guarantees and performance bonds of approximately $51 million, of which $25 million in letters of credit were issued under the UBS Revolver and $18 million were bank guarantees issued by ABSA.

See Note 11 of Notes to Consolidated Financial Statements for additional information related to our short-term and long-term debt.

Debt Covenants

At March 31, 2013, we were in compliance with our debt covenants. See Note 11 of Notes to Condensed Consolidated Financial Statements for additional information related to our debt covenants.

Cash Flows

The following table presents cash flow for the periods indicated:

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Cash used in operating activities	(1)	(26)
Cash used in investing activities	(45)	(21)
Cash provided by financing activities	710	111
Effects of exchange rate changes on cash and cash equivalents	(5)	5

Net increase in cash and cash equivalents	$659	$69

Cash Flows from Operating Activities — Cash flows from operating activities for 2013 were a use of funds of $1 million compared to a use of funds of $26 million in 2012. The use of funds during 2013 was primarily attributable to cash used in operations, as well as increased accounts receivable and decreased accounts payable offset by a decrease in inventories.

Cash Flows from Investing Activities — Net cash provided by investing activities during 2013 reflects $45 million of capital expenditures. Capital expenditures for the remainder of 2013 are expected to be in the range of $175 million to $235 million.

Cash Flows from Financing Activities — Net cash provided by financing activities during 2013 of $710 million was comprised of the following:

Cash inflows:

•	Refinancing of the Senior Secured Term Loan with the Term Loan resulting in a cash inflow of $945 million.

Cash outflows:

•	Repayment of the Senior Secured Delayed Draw Term Loan of $149 million;

•	Payment of debt issuance costs associated with the refinancing of the Senior Secured Term Loan with the Term Loan of $28 million,

•	Repayment of the ABSA Revolver of $29 million;

•	Repayment of other debt of $1 million; and

•	Dividends paid of $29 million.

Contractual Obligations

The following table sets forth information relating to our contractual obligations as of March 31, 2013:

	Contractual Obligation Payments Due by Year
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt and lease financing (including interest) (1)	$3,209	$142	$289	$280	$2,498
Purchase obligations (2)	377	123	109	39	106
Operating leases	276	28	51	46	151

Total	$3,862	$293	$449	$365	$2,755

(1)	During the first quarter of 2013, we repaid the Senior Secured Delayed Draw and modified the Senior Secured Term Loan with a $1.5 billion Term Loan. We calculated the Term Loan interest at a base rate of 1% plus a margin of 3.5%. See Note 11 of Notes to unaudited Condensed Consolidated Financial Statements.
(2)	Includes obligations to purchase requirements of process chemicals, supplies, utilities and services. During the first quarter of 2013, the Company terminated ore contracts with two suppliers.

Recent Accounting Pronouncements

See Note 3 of Notes to unaudited Condensed Consolidated Financial Statements for recently issued accounting pronouncements.

Environmental Matters

We are subject to a broad array of international, federal, state and local laws and regulations relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. Under these laws, we are or may be required to obtain or maintain permits or licenses in connection with our operations. In addition, under these laws, we are or may be required to remove or mitigate the effects on the environment of the disposal or release of chemical, petroleum, low-level radioactive and other substances at our facilities. We may incur future costs for capital improvements and general compliance under environmental, health and safety laws, including costs to acquire, maintain and repair pollution control equipment. Environmental laws and regulations are becoming increasingly stringent, and compliance costs are significant and will continue to be significant in the foreseeable future. There can be no assurance that such laws and regulations or any environmental law or regulation enacted in the future is not likely to have a material effect on our business. We are in compliance with applicable environmental rules and regulations. Currently, we do not have any outstanding notices of violations or orders from regulatory agencies.

At many of our operations, we comply with worldwide, voluntary standards developed by the International Organization for Standardization (“ISO”), a nongovernmental organization that promotes the development of standards and serves as a bridging organization for quality and environmental standards, such as ISO 9002 for quality management and ISO 14001 for environmental management.

In December 2006, the European parliament and European council approved a new European regulatory framework for chemicals called REACH. REACH took effect on June 1, 2007, and the program it establishes will be phased in over 11 years. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, participate in mandatory data-sharing forums; acquire, generate and evaluate data; prepare and submit dossiers for substance registration; obtain legal advice and reformulate products, if necessary.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market, credit, operational and liquidity risks in the normal course of business, which are discussed below. We manage these risks through normal operating and financing activities and, when appropriate, through the use of derivative instruments. We do not invest in derivative instruments for speculative purposes, but historically have entered into, and may enter into, derivative instruments for hedging purposes in order to reduce the exposure to fluctuations in interest rates, natural gas prices and exchange rates.

Commodity Price Risk

A substantial portion of our products and raw materials are commodities that reprice as market supply and demand fundamentals change. Accordingly, product margins and the level of our profitability tend to vary with changes in the business cycle and are expected to do so in the near term as ore prices are expected to fluctuate over the next few years. The Company tries to protect against such instability through various business strategies. These include provisions in sales contracts allowing us to pass on higher raw material costs through timely price increases and formula price contracts to transfer or share commodity price risk.

Credit Risk

A significant portion of our liquidity is concentrated in trade accounts receivable that arise from sales of TiO2 and titanium feedstock to customers in the TiO2 industry. The industry concentration has the potential to impact the Company’s overall exposure to credit risk, either positively or negatively, in that its customers may be similarly affected by changes in economic, industry or other conditions. The Company performs ongoing credit evaluations of its customers, and uses credit risk insurance policies from time to time as deemed appropriate to mitigate credit risk but generally does not require collateral. The Company maintains allowances for potential credit losses based on historical experience. For the period ended March 31, 2013, the Company’s ten largest TiO2 customers represented approximately 44% of its total TiO2 net sales; however, no single customer accounted for more than 10% of total net sales.

Interest Rate Risk

Our exposure to interest rate risk is minimized by the fact that our $1.5 billion of floating rate debt includes a Libor floor of 1%. As such, Libor would need to increase from the rate in effect at March 31, 2013 to greater than 1% before our borrowing rate would increase. Using a sensitivity analysis as of March 31, 2013, a hypothetical 1% increase in interest rates would result in an increase to pre-tax income of approximately $10 million on an annualized basis. This is due to the fact that earnings on our floating rate financial assets of $1.4 billion at March 31, 2013 would increase by the full 1% while the interest expense on our floating rate debt would increase by less than the full 1%.

Foreign Exchange Risk

The Company manufactures and markets its products in a number of countries throughout the world and, as a result, is exposed to changes in foreign currency exchange rates, particularly in Australia, South Africa and the Netherlands. Costs in Australia and South Africa are incurred, primarily, in local currencies other than the U.S. dollar. In Australia and South Africa, the majority of our revenues are in U.S. dollars. In Europe, however, a majority of our revenues and costs are in the local currency creating a partial natural hedge. This leaves the Company exposed to movements in the Australian dollar and South African Rand versus the U.S. dollar. In order to manage this risk, we have from time to time entered into forward contracts to buy and sell foreign currencies as “economic hedges” for these foreign currency transactions. As of March 31, 2013, we did not have any forward contracts in place.

Item 4. Controls and Procedures

This quarterly report on Form 10-Q does not include a report of management’s assessment regarding internal controls over financial reporting or an attestation report of the Company’s registered public accounting firm due to a transition period established by the Securities and Exchange Commission (the “SEC”) for newly public companies.

PART II – OTHER INFORMATION

Item 1. Legal Proceedings

From time to time, the Company may be party to a number of legal and administrative proceedings involving environmental and/or other matters in various courts or agencies. These proceedings, individually and in the aggregate, may have a material adverse effect on the Company. These proceedings may be associated with facilities currently or previously owned, operated or used by the Company and/or its predecessors, some of which may include claims for personal injuries, property damages, cleanup costs and other environmental matters. Current and former operations of the Company may also involve management of regulated materials, which are subject to various environmental laws and regulations including the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”) or state equivalents. Similar environmental laws and regulations and other requirements exist in foreign countries in which the Company operates.

The Western Australia Office of State Revenue (the “OSR”) continues to review their technical position on the imposition of stamp duty on the transfer of Tronox Incorporated’s shares related to Kerr-McGee’s restructuring in 2002 and from the share transfer related to the spinoff of Tronox Incorporated from Kerr-McGee in 2005. On January 17, 2012, the OSR contacted the Company seeking additional information related to the 2005 spinoff. On October 20, 2012, the OSR rendered its assessment of $5 million, comprised of a primary stamp duty liability of $3 million and penalty tax of $2 million. The Company had accrued $3 million at December 31, 2012, which was recorded in “Trade and other payables” in the unaudited Condensed Consolidated Balance Sheets. As required by law, the Company paid the entire amount of the assessment in January 2013; however it has submitted an objection to the penalty, setting out the reasons that the Commissioner of State Revenue has erred in the imposition of the penalty. The decision is expected in respect of this matter in April 2013. If the objection is unsuccessful, the Company may appeal to the State Administrative Tribunal for review of the decision. The Company intends to exercise all its legal and administrative options in order to oppose the imposition of the penalty.

Item 1A. Risk Factors

In addition to the other information set forth in this Quarterly Report, you should carefully consider the factors discussed “Risk Factors” included within our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2012. The risks described in the Form 10-K are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. There have been no material changes from the risk factors disclosed under the heading “Risk Factors” in our Form 10-K.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit No.

10.21*	First Amendment to that Certain Employment Agreement entered into as of February 22, 2013, by and between Tronox LLC and Thomas J. Casey.

10.22	Separation Agreement entered into as of February 9, 2013, by and between Tronox Limited and Daniel D. Greenwell and form of Release (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed by Tronox Limited on February 13, 2013).

10.23*	Second Amendment to Revolving Syndicated Facility Agreement, dated March 19, 2013, among Tronox Limited, the other borrowers and the guarantors party thereto, the lenders party thereto and UBS AG, Stamford Branch.

10.24*	Second Supplemental Indenture, dated May 7, 2013, to the Indenture, dated as of August 20, 2012 among Tronox Finance LLC, Tronox Limited, the other guarantors named therein and Wilmington Trust, National Association, as Trustee.

31.1*	Rule 13a-14(a) Certification of Thomas J. Casey.

31.2*	Rule 13a-14(a) Certification of Kevin V. Mahoney.

32.1*	Section 1350 Certification for Thomas J. Casey.

32.2*	Section 1350 Certification for Kevin V. Mahoney.

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit No.

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

*	Each document marked with an asterisk is filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 9, 2013

TRONOX LIMITED

By:	/s/ Thomas J. Casey
Name:	Thomas Casey
Title:	Chairman of the Board and Chief Executive Officer

By:	/s/ Kevin V. Mahoney
Name:	Kevin V. Mahoney
Title:	Vice President - Corporate Controller (Chief Accounting Officer)

Exhibit 10.21

First Amendment to that

Certain Employment Agreement

by and between Tronox LLC and

Thomas J. Casey, dated April 19, 2012

THIS FIRST AMENDMENT (“Amendment”) is made and entered into as of February 22, 2013 (“Effective Date”), and amends the Employment Agreement dated April 19, 2012 (the “Agreement”) between Tronox LLC (“Tronox” or “Company”) and Thomas J. Casey. (“Executive”).

WHEREAS, the parties have agreed to amend the Agreement effective February 22, 2013, under the terms and conditions of this Amendment,

NOW, THEREFORE, for and in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Section 4(f) of the Agreement shall be deleted and replaced in its entirety with the following new Section 4(f):

“4(f)     Equity Awards. In each year of the Employment Period, the Executive shall be granted a number of shares of restricted stock or restricted stock units (or, to the extent the Equity Incentive Plan restricts the grant of restricted stock units, another form of equity award with an equivalent grant date fair value) under the Equity Incentive Plan with a value equal to not less than $3,000,000, with such number of shares of restricted stock or restricted stock units (or equivalent award) to be calculated based upon the volume-weighted average price of the Company’s stock over the thirty (30)-day period preceding the date of grant (the “Annual Equity Award”). For the 2013 fiscal year and each fiscal year thereafter during the Employment Period, the Company shall grant the Annual Equity Award on the date that is the earlier of (x) the date on which the Company makes equity grants to its other executive officers and (y) last business day of March for the applicable year. The terms and conditions applicable to any Annual Equity Award shall be determined by the Committee in accordance with the Company’s applicable long-term incentive plan.”

2.	Except as modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, this Amendment Two shall prevail.

Signature Page Follows

IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives, as of the date first written hereinabove.

Tronox LLC:		Thomas J. Casey

/s/ Michael J. Foster		/s/ Thomas J. Casey
By:	Michael J. Foster
Title:	Senior Vice President,
General Counsel & Secretary

Date:	February 22, 2013	Date: February 22, 2013

Exhibit 10.23

Execution Version

SECOND AMENDMENT

TO REVOLVING SYNDICATED FACILITY AGREEMENT

SECOND AMENDMENT TO REVOLVING SYNDICATED FACILITY AGREEMENT, dated as of March 19, 2013 (this “Amendment”), among TRONOX LIMITED, an Australian public limited company incorporated in the Commonwealth of Australia (“Holdings”) and certain of its Subsidiaries party hereto as borrowers and guarantors, (collectively, the “Borrowers” and each individually, a “Borrower”), the Subsidiary Guarantors party hereto, the several banks and other financial institutions parties hereto as lenders (the “Lenders”), UBS AG, STAMFORD BRANCH, as an issuing bank, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and as collateral agent for the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Subsidiary Guarantors, the Lenders, the Administrative Agent and the other agents and lenders party thereto have entered into that certain Revolving Syndicated Facility Agreement, dated as of June 18, 2012, and amended as of August 8, 2012 (as further amended, supplemented, or otherwise modified from time to time, the “Facility Agreement”) pursuant to which the Lenders have agreed to make certain loans and extend certain other financial accommodations to the Borrowers as provided therein. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Facility Agreement;

WHEREAS, the Lenders and the Administrative Agent desire to modify the Facility Agreement in certain respects, in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or financial accommodations heretofore, now, or hereafter made to or for the benefit of the Borrowers by the Lenders, it hereby is agreed as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Amendment to Section 1.01. Section 1.01 of the Facility Agreement is hereby amended as of the Effective Date as follows:

(a) The following new defined terms are hereby inserted in proper alphabetical order as of the Effective Date:

“ “Consolidated Net Tangible Assets” shall mean, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP, minus applicable reserves reflected in such balance sheet, after deducting the following amounts: (i) all current liabilities reflected in such balance sheet (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

12 months after the time as of which the amount thereof is being computed), and (ii) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Permitted Unsecured Indebtedness” shall mean unsecured senior or subordinated (or any combination thereof) Indebtedness incurred from time to time by any Loan Party (or any Person that will, upon issuance of such notes, become a Loan Party) and issued under a loan agreement or an indenture or similar governing instrument in a registered public offering or a Rule 144A or other private placement transaction or other transaction not subject to registration under the Securities Act in the form of one or more series of senior unsecured or unsecured subordinated loans or notes; provided that such Indebtedness (a) is on market terms taking into account, among other things, Holdings’ corporate structure and the markets into which such Indebtedness is sold; (b) is unsecured; (c) does not mature or have scheduled amortization or other required payments of principal prior to the date that is ninety-one (91) days beyond the latest Revolving Maturity Date of any Loans hereunder at the time such Permitted Unsecured Indebtedness is incurred (other than customary offers to repurchase upon a change of control, asset sale or condemnation event and customary acceleration rights after an event of default); (d) is not guaranteed by any Person other than the Loan Parties (or any Person that will, upon issuance of such notes, become a Loan Party); (e) does not contain any financial maintenance covenants; (f) without limiting the foregoing limitations, does not contain covenants, events of default or other terms and conditions that, when taken as a whole, are more restrictive to the Loan Parties than the terms of this Agreement (it being understood that (i) interest rates, redemption and prepayment premiums and restrictions on prepayment or redemption shall not be taken into account in determining whether terms are more restrictive taken as a whole; and (ii) as a condition to the incurrence of any Permitted Unsecured Indebtedness , Holdings shall have delivered a certificate of one of its Responsible Officers to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Permitted Unsecured Indebtedness , together with a reasonably detailed description of the material terms and conditions of such Permitted Unsecured Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirement, which shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings in writing within three (3) Business Days after receipt of such certificate that it disagrees with such determination (including a reasonably detailed description of specific provisions or terms of such notes as to which it has determined do not satisfy the foregoing (it being agreed that upon modifying such notes to change the relevant provisions identified in the Administrative Agent’s writing, Holdings shall not be required to provide a further notice or waiting period)).

“Second Amendment” shall mean the Second Amendment to Revolving Syndicated Facility Agreement, dated as of March 19, 2013, among Holdings, the other Borrowers party thereto, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Administrative Agent.

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SECOND AMENDMENT TO

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“Second Amendment Effective Date” shall have the meaning assigned to the term “Effective Date” in the Second Amendment.”

(b) The definition of “Cash Equivalents” is hereby amended as of the Effective Date by replacing the proviso in such definition with the text “; provided, that, in the case of any Investment by a Non-U.S. Entity, “Cash Equivalents” shall also include: (w) direct obligations of the sovereign nation (or any agency thereof) in which such Non-U.S. Entity is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (x) investments of the type and maturity described in clauses (a) through (e) above of obligors that are Non-U.S. Entities, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (y) repurchase obligations of any Affiliate of an Arranger or any commercial bank (or any Affiliate thereof) satisfying the requirements of clause (d) above, in each case having a term of not more than 12 months; and (z) other Investments consistent with the cash investment policy of Holdings, as such cash investment policy is in effect on the Second Amendment Effective Date.” at the end of such definition.

(c) The definition of “Change of Control” is hereby amended as of the Effective Date by replacing the text “Permitted Unsecured Notes” appearing in clause (d) of such definition with the text “Permitted Unsecured Indebtedness”.

(d) The definition of “Payment Conditions” is hereby amended as of the Effective Date by amending and restating clause (b) of such definition in its entirety as follows:

“(b) the Consolidated Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis, for the Test Period ended immediately prior to the date of determination for which financial statements are then available or are required to be delivered under Section 5.01(b) or (c) shall be at least 1.10 to 1.00; provided that this clause (b) shall not be required with respect to Permitted Acquisitions, Restricted Junior Payments permitted under Section 6.04(g) and Investments permitted under Section 6.06(n) so long as (1) no proceeds of Loans are used to fund or otherwise finance such Permitted Acquisition, Restricted Junior Payment or Investment and (2) on the date of and after giving effect to such Permitted Acquisition, Restricted Junior Payment or Investment, Holdings and its Subsidiaries on a consolidated basis have at least $100,000,000 in cash on their balance sheet, calculated on a Pro Forma Basis;”

(e) The definition of “Permitted Unsecured Notes” is hereby amended as of the Effective Date by deleting such definition in its entirety.

(f) The definition of “Restricted Junior Payment” is hereby amended as of the Effective Date by replacing the text “Permitted Unsecured Notes” appearing in clause (e) of such definition with the text “Permitted Unsecured Indebtedness”.

Section 1.2 Amendment to Section 4.02(c). Section 4.02(c) of the Facility Agreement is hereby amended as of the Effective Date by inserting the following text immediately before the proviso at the end of such Section:

“, except to the extent such representations and warranties expressly relate to an earlier date”

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SECOND AMENDMENT TO

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Section 1.3 Amendment to Section 5.01(c). Section 5.01(c) of the Facility Agreement is hereby amended as of the Effective Date by deleting the final sentence of such Section.

Section 1.4 Amendment to Section 5.01(k). Section 5.01(k) of the Facility Agreement is hereby amended as of the Effective Date by deleting such section in its entirety and inserting the text “[Intentionally omitted].” in lieu thereof.

Section 1.5 Amendment to Section 6.01(j). Section 6.01(j) of the Facility Agreement is hereby amended as of the Effective Date by replacing the text “$85.0 million at any time outstanding” with the text “the greater of (i) $100,000,000 and (ii) 3.0% of the Consolidated Net Tangible Assets of Holdings and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements are available and have been delivered pursuant to Section 5.01(b) or Section 5.01(c)”.

Section 1.6 Amendment to Section 6.01(m). Section 6.01(m) of the Facility Agreement is hereby amended as of the Effective Date by replacing the text “$900.0 million” with the following text:

“$1,700 million”

Section 1.7 Amendment to Section 6.01(q). Section 6.01(q) of the Facility Agreement is hereby amended as of the Effective Date by replacing the text “on the Closing Date” with the text “on the Second Amendment Effective Date”.

Section 1.8 Amendment to Section 6.01(r). Section 6.01(r) of the Facility Agreement is hereby amended as of the Effective Date by (a) replacing the text “Permitted Unsecured Notes” appearing in such Section with the text “Permitted Unsecured Indebtedness” and (b) replacing the text “$125.0 million” with the text “$25.0 million”.

Section 1.9 Amendment to Section 6.01(s). Section 6.01(s) of the Facility Agreement is hereby amended as of the Effective Date by amending and restating such Section in its entirety as follows:

“(s) so long as no Event of Default has occurred and is continuing or would result therefrom, unsecured Indebtedness in an aggregate amount not to exceed the greater of (i) $200,000,000 and (ii) 4.0% of the Consolidated Net Tangible Assets of Holdings and its Subsidiaries as of the last day of the most recently ended Fiscal Quarter for which financial statements are available and have been delivered pursuant to Section 5.01(b) or Section 5.01(c);”

Section 1.10 Amendment to Section 6.01(v). Section 6.01(v)) of the Facility Agreement is hereby amended as of the Effective Date by replacing the text “$100.0 million” with the text “$150.0 million”.

Section 1.11 Amendment to Section 6.01(w). Section 6.01(w) of the Facility Agreement is hereby amended as of the Effective Date by amending and restating such Section in its entirety as follows:

“(w) Permitted Unsecured Indebtedness, so long as both before and after giving pro forma effect to (i) the incurrence of such Permitted Unsecured Indebtedness,

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SECOND AMENDMENT TO

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(2) the incurrence of any Indebtedness incurred pursuant to Section 6.01(p), (3) any increases in the principal amount under the Term Loan Agreement and (4) and the repayment or prepayment of any Permitted Secured Indebtedness, Permitted Unsecured Indebtedness or the Term Loans, in each case, after the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are then available or are required to be delivered under Section 5.01(b) or (c), (i) no Event of Default shall have occurred and be continuing or result therefrom and (ii) the Consolidated Fixed Charge Coverage Ratio as of the last day of the most recently ended Fiscal Quarter or Fiscal Year for which financial statements are available and have been delivered pursuant to Section 5.01(b) or Section 5.01(c) is no less than 2.00:1.00; and”

Section 1.12 Amendment to Section 6.03. Section 6.03 of the Facility Agreement is hereby amended as of the Effective Date by (a) replacing the text “the Closing Date” appearing in clause (c) of such Section with the text “the Second Amendment Effective Date”, and (b) deleting the “and” before clause (f) of such Section and (c) inserting the following clause (g) at the end of such Section:

“and (g) Indebtedness permitted pursuant to Section 6.01(s).”

Section 1.13 Amendment to Section 6.04(g). Section 6.04(g) of the Facility Agreement is hereby amended as of the Effective Date by amending and restating such Section in its entirety as follows:

“(g) Notwithstanding anything to the contrary contained herein, Holdings may make Restricted Junior Payments permitted under Section 6.4(e), (f), (g), (h) and (i) of the Term Loan Agreement (as in effect on the Second Amendment Effective Date), so long as the Payment Conditions are satisfied at the time of such payment.”

Section 1.14 Amendment to Section 6.05. Section 6.05 of the Facility Agreement is hereby amended as of the Effective Date by replacing the text “Sections 6.01(m)” appearing in clause (z) of such Section with the text “Sections 6.01(m), 6.01(p), 6.01(s)”.

Section 1.15 Amendment to Section 6.08(c). Section 6.08(c) of the Facility Agreement is hereby amended as of the Effective Date by replacing the text “Closing Date” appearing in such Section with the text “Second Amendment Effective Date”.

Section 1.16 Amendment to Section 6.08(j). Section 6.08(j) of the Facility Agreement is hereby amended as of the Effective Date by amending and restating such Section in its entirety as follows:

“(j) (i) Asset Sales described in Schedule 6.08 and (ii) the sale of assets acquired in a Permitted Acquisition and required to be sold or otherwise subject to a sale agreement within 24 months of the date of acquisition of such assets; provided that if such Asset Sale includes Accounts or Inventory included in any Borrowing Base the Borrowers shall deliver an updated Borrowing Base Certificate reflecting the removal of such Accounts or Inventory from the Aggregate Borrowing Base that, after giving effect to any concurrent repayment of Loans, demonstrates that the total Revolving Exposures does not exceed the lesser of (A) the total Revolving Commitments and (B) the Aggregate Borrowing Base then in effect;”

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SECOND AMENDMENT TO

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Section 1.17 Amendment to Section 6.13(a). Section 6.13(a) of the Facility Agreement is hereby amended as of the Effective Date by (a) replacing the text “Permitted Unsecured Notes” appearing in clause (i)(B) and clause (iii)(B) of such Section with the text “Permitted Unsecured Indebtedness” and (b) replacing the text “Section 6.01(m)” appearing in clause (i)(B) and clause (iii)(B) of such Section with the text “Section 6.01(m), Section 6.01(s).

Section 1.18 Amendment to Section 6.14(b). Section 6.14(b) of the Facility Agreement is hereby amended as of the Effective Date by (a) replacing the text “Permitted Unsecured Notes” appearing in clause (i) of such Section with the text “Permitted Unsecured Indebtedness” and (b) deleting the text “or” appearing before clause (iv) of such Section and inserting the following new clause (v) immediately after the text “in violation of the Intercreditor Agreement”:

“or (v) any Indebtedness permitted under Section 6.01(p) or 6.01(s), other than as permitted under any intercreditor agreement with the Administrative Agent entered into with respect thereto”.

Section 1.19 Amendment to Schedules. The Schedules to the Facility Agreement are hereby amended as of the Effective Date by amending and restating Schedule 6.01(q) to the Facility Agreement in its entirety as set forth on Schedule 6.01(q) hereto.

ARTICLE II

CONDITIONS PRECEDENT TO EFFECTIVENESS

This Amendment shall become effective (the “Effective Date”) when the following condition precedent has been satisfied:

Section 2.1 Amendment. The Loan Parties, the Lenders and the Administrative Agent have each delivered a duly executed counterpart of this Amendment to the Administrative Agent.

Section 2.2 Absence of Default. No Default or Event of Default shall exist on the Effective Date.

Section 2.3 Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

Section 2.4 Term Loan Amendment. The Term Loan Agent and the lenders under the Term Loan Agreement shall have amended the Term Loan Agreement pursuant to an amendment to thereto substantially in the form of Exhibit A (the “Term Loan Amendment”).

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SECOND AMENDMENT TO

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Section 2.5 Closing Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and executed by a Responsible Officer of Holdings certifying as to the matters set forth in Sections 2.2 and 2.3 and attaching thereto a true and correct copy of the amendment referred to in Section 2.4 duly executed by Holdings, certain of its Subsidiaries, the lenders party thereto and the Term Loan Agent.

Section 2.6 Fees and Expenses. The Borrowers shall have reimbursed the Administrative Agent for its reasonable, documented out-of-pocket expenses incurred in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, to the extent invoiced at least 2 Business Days prior to the Effective Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants on the Effective Date that:

(a) Requisite Power and Authority; Due Authorization; Binding Obligation. Each of Holdings and its Subsidiaries has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated. The execution, delivery and performance of this Amendment and the Facility Agreement as amended hereby have been duly authorized by all necessary action on the part of each Loan Party that is a party hereto and thereto. This Amendment has been duly executed and delivered by each Loan Party and is the legally valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(b) No Conflict. The execution, delivery and performance of this Amendment by the Loan Parties do not and will not (i) except as could not reasonably be expected to result in a Material Adverse Effect, violate (A) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries or (B) any Requirement of Law applicable to Holdings or any of its Subsidiaries (including, without limitation, in respect of the Australian Borrowers, Section 260A of the Corporations Act); (ii) except as could not reasonably be expected to result in a Material Adverse Effect, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (iii) violate any of the Organizational Documents of Holdings or any of its Subsidiaries, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Collateral Agent, on behalf of the Secured Parties and Permitted Liens); or (v) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which have been obtained and are in full force and effect.

(c) Governmental Consents. No consent or approval of, or notice to, or other action to, with or by, any Governmental Authority is required to be obtained or made by or on behalf of the Loan Parties in connection with the execution, delivery, performance, validity or enforceability of this Amendment except (i) as have been obtained or made and are in full force and effect; (ii) for filings and recordings with respect to the Collateral necessary to perfect Liens created by the Loan Documents; and (iii) as could not reasonably be expected to result in a Material Adverse Effect.

7

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

ARTICLE IV

MISCELLANEOUS

Section 4.1 Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Agent or any Lender under the Loan Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect except that, on and after the effectiveness of this Amendment, each reference to the Facility Agreement in the Loan Documents shall mean and be a reference to the Facility Agreement as amended by this Amendment. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents in similar or different circumstances. This Amendment is a Loan Document executed pursuant to the Facility Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

Section 4.2 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted under Section 11.04 of the Facility Agreement.

Section 4.3 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

Section 4.4 Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.5 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article II, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Amendment by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 4.6 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Amendment and the transactions contemplated hereby, and all disputes between the parties under or relating to this Amendment or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

8

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

(b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amendment or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Amendment or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment or any other Loan Document in any court referred to in Section 4.6(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01 of the Facility Agreement. Nothing in this Amendment or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

Section 4.7 Waiver Of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Amendment, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Amendment by, among other things, the mutual waivers and certifications in this Section 4.7.

Section 4.8 Term Loan Amendment. Each Lender consents to the Term Loan Amendment and the Term Loan Agreement as amended thereby and each Lender authorizes and directs the Administrative Agent to enter into an amendment to the Intercreditor Agreement in connection herewith.

[Remainder of this page is intentionally left blank.]

9

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

U.S. BORROWERS:

TRONOX INCORPORATED
TRONOX LLC
TRONOX PIGMENTS LLC

By:
Name:	Michael J. Foster
Title:	Vice President

TRONOX US HOLDINGS INC.
TRONOX FINANCE LLC

By:
Name:	Michael J. Foster
Title:	President

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

AUSTRALIAN BORROWERS:
SIGNED, SEALED AND DELIVERED	)
by Michael J. Foster	)
)
as attorney for	)
TRONOX AUSTRALIA HOLDINGS PTY LIMITED	)
TRONOX AUSTRALIA PIGMENTS HOLDINGS PTY LIMITED	) )
TRONOX GLOBAL HOLDINGS PTY LIMITED	)
TRONOX LIMITED	)
TRONOX PIGMENTS AUSTRALIA HOLDINGS PTY LIMITED	) )
TRONOX PIGMENTS AUSTRALIA PTY LIMITED	)
TRONOX PIGMENTS WESTERN AUSTRALIA PTY LIMITED	)
TRONOX SANDS HOLDINGS PTY LIMITED
TRONOX WORLDWIDE PTY LIMITED (F/K/A TRONOX WORLDWIDE LLC)
under power of attorney dated 14 June 2012 in the presence of:

Signature of witness
By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney
Name of witness (block letters)

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

SIGNED, SEALED AND DELIVERED	)
by Michael J. Foster	)
)
as attorney for	)
TRONOX WESTERN AUSTRALIA PTY LTD under power of attorney dated 8 June 2012 in the presence of:	) ) ) )
) ) ) ) )
Signature of witness		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

Name of witness (block letters)

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

SIGNED, SEALED AND DELIVERED	)
by Michael J. Foster	)
)
as attorney for	)
)
TRONOX HOLDINGS (AUSTRALIA) PTY LTD	)
TRONOX INVESTMENTS (AUSTRALIA) PTY LTD	)
TRONOX AUSTRALIA SANDS PTY LTD	)
TICOR RESOURCES PTY LTD	)
TICOR FINANCE (A.C.T.) PTY LTD	)
TIO2 CORPORATION PTY LTD	)
YALGOO MINERALS PTY. LTD.	)
TIFIC PTY. LTD.	)
SYNTHETIC RUTILE HOLDINGS PTY LTD	)
SENBAR HOLDINGS PTY LTD	)
PIGMENT HOLDINGS PTY LTD	)
TRONOX MINERAL SALES PTY LTD	)
TRONOX MANAGEMENT PTY LTD	)
under power of attorney dated 18 June 2012 in the presence of:	) ) )
) ) ) ) ) ) )
Signature of witness	)	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney
) ) )
Name of witness (block letters)

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

SUBSIDIARY GUARANTORS:

TRONOX INTERNATIONAL FINANCE LLP

By:
Name:	Michael J. Foster
Title:	Director

TRONOX PIGMENTS LTD

By:
Name:	Michael J. Foster
Title:	Vice President

[Signature Page]

AGENTS AND LENDERS:

UBS AG, STAMFORD BRANCH, as Issuing Bank, Administrative Agent and Collateral Agent

By:
Name:	Lana Gifas
Title:	Director

By:
Name:	Joselin Fernandes
Title:	Associate Director

UBS LOAN FINANCE LLC, as Lender and Swingline Lender

By:
Name:	Lana Gifas
Title:	Director

By:
Name:	Joselin Fernandes
Title:	Associate Director

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

GOLDMAN SACHS BANK USA, as Lender

By:
Name:	Michelle Latzoni
Title:	Authorized Signatory

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

ROYAL BANK OF CANADA, as Lender

By:
Name:	Scott Umbs
Title:	Authorized Signatory

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:
Name:	Mikhail Faybusovich
Title:	Director

By:
Name:	Tyler R. Smith
Title:	Associate

[Signature Page]

SECOND AMENDMENT TO

REVOLVING SYNDICATED FACILITY AGREEMENT

Exhibit A

Term Loan Amendment

(See Attached.)

EXECUTION COPY

SECOND AMENDMENT

TO CREDIT AND GUARANTY AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Amendment”) is dated as of March 19, 2013 and is entered into by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, The Netherlands under number 34132341 (the “Borrower”), TRONOX LIMITED (ACN 153 348 111), an Australian public limited company incorporated in the Commonwealth of Australia (“Holdings”), the Lenders party hereto, GOLDMAN SACHS BANK USA (“GS”), as Administrative Agent (“Administrative Agent”), and the GUARANTORS listed on the signature pages hereto, and is made with reference to that certain CREDIT AND GUARANTY AGREEMENT dated as of February 8, 2012 (as amended by that certain First Amendment to Credit and Guaranty Agreement dated as of May 11, 2012 and as further amended through the date hereof without giving effect to the amendments set forth herein, the “Existing Credit Agreement”) by and among the Borrower, Holdings, Tronox Incorporated, a Delaware corporation (“US Holdings”), the subsidiaries of Holdings named therein or from time to time party thereto, the Lenders, the Administrative Agent, Collateral Agent and the other Agents named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Existing Credit Agreement after giving effect to this Amendment.

RECITALS

WHEREAS, the Credit Parties have requested that the Lenders agree to amend certain provisions of the Existing Credit Agreement as provided for herein to, among other things, obtain additional Term Loans (the “Additional Term Loans”) in an aggregate principal amount of up to $952,749,999.73 (the “Additional Term Loan Amount”), such that after giving effect to such Additional Term Loans, the aggregate principal amount of all Term Loans would equal $1,500,000,000;

WHEREAS, it is the intention of the Credit Parties and the Lenders that all Additional Term Loans be Term Loans and that the existing Term Loans and the Additional Term Loans have identical terms and be treated as one class of loans under the Existing Credit Agreement, as amended by this Amendment;

WHEREAS, the Additional Term Loans may be provided by Lenders under the Existing Credit Agreement and/or by Persons that are not currently Lenders under the Existing Credit Agreement; and

WHEREAS, subject to the conditions set forth herein, the Lenders party hereto are willing to agree to such amendments relating to the Existing Credit Agreement and, in certain cases, commit to provide a portion of the Additional Term Loans (such commitment an “Additional Term Loan Commitment”).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. AMENDMENT

1.1 The Existing Credit Agreement (including the appendices, schedules and exhibits thereto) is hereby amended and restated in its entirety to be in the form of Exhibit A attached hereto (as amended and restated pursuant to this Amendment, the “Restated Credit Agreement”).

SECTION II. LENDER CONSENTS

2.1	Each Lender that, on or prior to 10:00 a.m. (New York time) on March 13, 2013 (as such time and date may be extended by the Administrative Agent with the consent of the Borrower, the “Consent Due Date”) has executed and delivered to the Administrative Agent a Consent to Second Amendment substantially in the form attached hereto as Annex A (the “Consent”) shall have consented to this Amendment.

2.2	Each Person (such Person, an “Additional Lender”) that is not a Lender under the Existing Credit Agreement that executes and delivers a joinder agreement to this Amendment substantially in the form attached hereto as Annex B (the “Joinder Agreement”) shall become a party to the Restated Credit Agreement and a “Lender” thereunder and pursuant to such Joinder Agreement will commit to make Additional Term Loans to the Borrower in an amount equal to the amount of such Person’s “Additional Term Loan Commitment” as set forth in such Joinder Agreement.

2.3	Each Lender party hereto hereby authorizes the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and the other Credit Documents or any amendments, amendments and restatements, reaffirmations or modifications with respect thereto, in each case as necessary to reflect the amendments to the Existing Credit Agreement set forth herein and in the Restated Credit Agreement.

SECTION III. COMMITMENTS AND LOANS

3.1	Holdings, the Borrower, each other Credit Party, the Administrative Agent and the Lenders party hereto acknowledge and agree that under the Existing Credit Agreement, the aggregate principal balance of all Term Loans on the Second Amendment Effective Date (as defined below) (without giving effect to this Amendment) (the “Existing Principal Amount”) is $547,250,000.27 (exclusive of interest, fees and expenses). Holdings, Borrower and each other Credit Party acknowledge and agree that all Obligations outstanding as of the Second Amendment Effective Date (including the Existing Principal Amount) constitute valid and binding obligations of Holdings, Borrower and the other Credit Parties and are not subject to offset, counterclaim, defense or recoupment of any kind. All interest, fees and expenses together with all other Obligations outstanding under the Existing Credit Agreement (including the Existing Principal Amount) which remain unpaid and outstanding as of the Second Amendment Effective Date shall be in all respects continuing and remain outstanding and payable under the Restated Credit Agreement and the other Credit Documents, with only the terms thereof being modified from and after the Second Amendment Effective Date as set forth in this Amendment and the Restated Credit Agreement and the other Credit Documents.

3.2	Subject to the terms and conditions of this Amendment and the Restated Credit Agreement, each Lender party hereto with an Additional Term Loan Commitment severally agrees to make, on the Second Amendment Effective Date, an Additional Term Loan to the Borrower in an amount equal to the amount of such Lender’s Second Amendment Effective Date Term Loan Commitment as set forth on Appendix A to the Restated Credit Agreement.

3.3

It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing Indebtedness

2

and Obligations under the Existing Credit Agreement and that all Indebtedness and Obligations of Holdings and its Subsidiaries hereunder and thereunder shall be secured by the Collateral Documents and that this Amendment and the Restated Credit Agreement do not constitute a novation of the Obligations and liabilities existing under the Existing Credit Agreement. The parties hereto further acknowledge and agree that this Amendment and the Restated Credit Agreement constitute an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.5 of the Existing Credit Agreement. In addition, from and after the Second Amendment Effective Date, all references to the “Credit Agreement” contained in any Credit Document shall be deemed to refer solely to the Existing Credit Agreement as amended and restated by this Amendment.

3.4	The Additional Term Loans and the Term Loans existing under the Existing Credit Agreement shall constitute a single Class of Term Loans. On the Second Amendment Effective Date, (i) the Additional Term Loans shall be Eurodollar Rate Loans, (ii) the Interest Period and Adjusted Eurodollar Rate for the Additional Term Loans shall be the same as that in effect for the existing Term Loans on the Second Amendment Effective Date, and (iii) the Borrower shall pay all fees accrued to the Second Amendment Effective Date with respect to the existing Term Loans.

SECTION IV. CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Second Amendment Effective Date”):

4.1	The Administrative Agent shall have received counterpart signature pages of this Amendment duly executed by each of the Credit Parties, the Administrative Agent and the Lenders;

4.2	The Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender or Additional Lender requesting a Note evidencing its Term Loans at least 3 Business Days prior to the Second Amendment Effective Date;

4.3	The satisfaction (or waiver in accordance with Section 10.5 of the Existing Credit Agreement) of all of the conditions precedent set forth in Section 3.1 of the Restated Credit Agreement; and

4.4	As of the Second Amendment Effective Date, the representations and warranties contained herein shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that in each case, such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified by materiality in the text thereof.

SECTION V. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Amendment and to amend the Existing Credit Agreement in the manner provided herein, each Credit Party which is a party hereto represents and warrants to the Administrative Agent and the Lenders that the following statements are true and correct:

5.1 Corporate Power and Authority. Each Credit Party which is party hereto has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, this Amendment, the Restated Credit Agreement and the other Credit Documents.

3

5.2 Authorization of Agreements. The execution and delivery of this Amendment and the performance of this Amendment, the Restated Credit Agreement and the other Credit Documents have been duly authorized by all necessary action on the part of each Credit Party.

5.3 No Conflict. The execution and delivery by each Credit Party of this Amendment and the performance by each Credit Party of this Amendment, the Restated Credit Agreement and the other Credit Documents do not and will not (a) except as could not reasonably be expected to result in a Material Adverse Effect, violate (i) any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries or (ii) any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries; (b) except as could not reasonably be expected to result in a Material Adverse Effect, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) violate any of the Organizational Documents of Holdings or any of its Subsidiaries, (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties and any Liens created under any Additional Facility Credit Documents in favor of the ABL Agent or any Alternative Facility Agent, as the case may be); or (e) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Second Amendment Effective Date.

5.4 Governmental Consents. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution and delivery by each Credit Party of this Amendment and the performance by each Credit Party of this Amendment, the Restated Credit Agreement and the other Credit Documents, except for such actions, consents and approvals the failure to obtain or make which could not reasonably be expected to result in a Material Adverse Effect or which have been obtained and are in full force and effect.

5.5 Binding Obligation. This Amendment has been duly executed and delivered by each of the Credit Parties party hereto and this Amendment and the Restated Credit Agreement each constitutes a legal, valid and binding obligation of such Credit Party to the extent a party thereto, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability.

5.6 Incorporation of Representations and Warranties from Restated Credit Agreement. The representations and warranties contained in Section 4 of the Restated Credit Agreement are and will be true and correct on and as of the Second Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct on and as of such earlier date.

5.7 Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute an Event of Default or a Default.

4

SECTION VI. REAFFIRMATION, ACKNOWLEDGMENT AND CONSENT

Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of the Restated Credit Agreement and this Amendment and consents to the amendment of the Existing Credit Agreement effected pursuant to this Amendment. Each Credit Party hereby confirms and reaffirms that each Credit Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents the payment and performance of all “Obligations” and “Secured Obligations”, as applicable, under each of the Credit Documents to which it is a party (in each case as such terms are defined in the applicable Credit Document).

Each Credit Party acknowledges and agrees that, after giving effect to this Amendment, any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and all of its obligations under the Credit Documents shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment or the Restated Credit Agreement. As of the Second Amendment Effective Date, each Credit Party reaffirms each Lien it granted to the Collateral Agent for the benefit of the Secured Parties, and any Liens that were otherwise created or arose under each of the Credit Documents to which such Credit Party is party and reaffirms the guaranties made in favor of each Secured Party under each of the Credit Documents to which such Credit Party is party, which Liens and guaranties shall continue in full force and effect during the term of the Restated Credit Agreement and any amendments, amendments and restatements, supplements or other modifications thereof and shall continue to secure the Obligations of the Borrower and the other Credit Parties under any Credit Document (including, without limitation, the Second Amendment Effective Date Term Loans), in each case, on and subject to the terms and conditions set forth in the Restated Credit Agreement and the Credit Documents.

Each Credit Party (other than the Borrower) acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Credit Party is not required by the terms of the Existing Credit Agreement or any other Credit Document to consent to the amendments to the Existing Credit Agreement effected pursuant to this Amendment and Restated Credit Agreement and (ii) nothing in the Existing Credit Agreement, this Amendment, the Restated Credit Agreement or any other Credit Document shall be deemed to require the consent of such Credit Party to any future amendments to the Restated Credit Agreement.

SECTION VII. MISCELLANEOUS

7.1 Reference to and Effect on the Existing Credit Agreement and the Other Credit Documents.

(a) On and after the Second Amendment Effective Date, (i) each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Existing Credit Agreement and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to the Restated Credit Agreement, and (ii) each reference in the Credit Documents to the “Closing Date Intercreditor Agreement” shall mean and be a reference to the Intercreditor Agreement (as defined in the Restated Credit Agreement).

(b) Except as specifically amended by this Amendment, the Existing Credit Agreement and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed.

5

(c) The execution and delivery of this Amendment and the performance of this Amendment and the Restated Credit Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Existing Credit Agreement or any of the other Credit Documents.

(d) For the avoidance of doubt, this Amendment shall constitute a Credit Document.

7.2 Certain Waivers. Borrower, Holdings and each other Credit Party hereby agrees that neither any Agent nor any Lender shall be liable under a claim of, and hereby waives any claim against the Agents and the Lenders based on, lender liability (including, but not limited to, liability for breach of the implied covenant of good faith and fair dealing, fraud, negligence, conversion, misrepresentation, duress, control and interference, infliction of emotional distress and defamation and breach of fiduciary duties) as a result of this Amendment and any discussions or actions taken or not taken by the Agents or the Lenders on or before the date hereof or the discussions conducted in connection therewith, or any course of action taken by the Agents or any Lender in response thereto or arising therefrom; provided, that the foregoing waiver shall not include the waiver of any claims which are based on the gross negligence or willful misconduct of any Agent or any Lender or any of their respective agents. This section shall survive the execution and delivery of this Amendment and the termination of the Restated Credit Agreement.

7.3 Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

7.4 Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

7.5 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed Consent or counterpart of a signature page of this Amendment by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed Consent or counterpart of this Amendment, as applicable.

[Remainder of this page intentionally left blank.]

6

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Each attorney signing this document under a power of attorney certifies, by the attorney’s signature, that the attorney has no notice of the revocation of the power of attorney.

BORROWER:	TRONOX PIGMENTS (NETHERLANDS) B.V.

By:
Name:
Title:

HOLDINGS:

SIGNED by
as attorney for TRONOX LIMITED ACN 153 348 111 under power of attorney dated 14 June 2012 in the presence of:

Signature of witness	Signature of attorney

Name	Name

[Signature Page to Second Amendment]

GUARANTORS:

SIGNED by
as attorney, respectively, for:
TRONOX AUSTRALIA PIGMENTS HOLDINGS PTY LIMITED ACN 155 120 728
TRONOX PIGMENTS AUSTRALIA HOLDINGS PTY LIMITED ACN 155 235 304
TRONOX PIGMENTS AUSTRALIA PTY LIMITED ACN 155 254 336
TRONOX PIGMENTS WESTERN AUSTRALIA PTY LIMITED ACN 155 319 430
TRONOX GLOBAL HOLDINGS PTY LIMITED ACN 154 691 826
TRONOX SANDS HOLDINGS PTY LIMITED ACN 154 709 332
TRONOX AUSTRALIA HOLDINGS PTY LIMITED ACN 155 254 274

under power of attorney dated 14 June 2012 in the presence of:

Signature of attorney
The person signing above certifies that his/her signature is to be treated as constituting a separate signing as attorney for each party listed above respectively.

Signature of witness	Name

Name	Date of power of attorney

SIGNED by
as attorney for TRONOX WESTERN AUSTRALIA PTY LTD ACN 009 331 195

under power of attorney dated 8 June 2012 in the presence of:

Signature of attorney

Signature of witness	Name

Name	Date of power of attorney

[Signature Page to Second Amendment]

SIGNED by
as attorney for TRONOX WORLDWIDE PTY LIMITED ACN 158 561 061 under power of attorney dated 29 June 2012 in the presence of:

Signature of attorney

Signature of witness	Name

Name	Date of power of attorney

SIGNED by
as attorney, respectively, for: TRONOX HOLDINGS (AUSTRALIA) PTY LTD ACN 90 071 040 750
TRONOX INVESTMENTS (AUSTRALIA) PTY LTD ACN 53 071 040 152
TRONOX AUSTRALIA SANDS PTY LTD ACN 28 009 084 851
TICOR FINANCE (A.C.T.) PTY LTD ACN 58 008 659 363
TICOR RESOURCES PTY LTD ACN 27 002 376 847
TIO2 CORPORATION PTY LTD ACN 50 009 124 181
TIFIC PTY. LTD. ACN 69 009 123 451
YALGOO MINERALS PTY. LTD. ACN 21 008 948 383
TRONOX MINERAL SALES PTY LTD ACN 40 009 344 094
SENBAR HOLDINGS PTY LTD ACN 86 009 313 062
SYNTHETIC RUTILE HOLDINGS PTY LTD ACN 38 009 312 047
PIGMENT HOLDINGS PTY LTD ACN 53 009 312 994
TRONOX MANAGEMENT PTY LTD ACN 59 009 343 364

[Signature Page to Second Amendment]

under power of attorney dated 18 June 2012 in the presence of:

Signature of attorney
The person signing above certifies that his/her signature is to be treated as constituting a separate signing as attorney for each party listed above respectively.

Signature of witness	Name

Name	Date of power of attorney

[Signature Page to Second Amendment]

TRONOX INCORPORATED
TRONOX LLC
TRONOX PIGMENTS LTD.
TRONOX US HOLDINGS INC.
TRONOX FINANCE LLC
TRONOX PIGMENTS LLC

By:
Name:
Title:

[Signature Page to Second Amendment]

TRONOX HOLDINGS COÖPERATIEF U.A.

By:
Name:
Title:

By:
Name:
Title:

TRONOX HOLDINGS EUROPE C.V.

By:
Name:
Title:

[Signature Page to Second Amendment]

TRONOX INTERNATIONAL FINANCE LLP

By:
Name:
Title:

[Signature Page to Second Amendment]

ADMINISTRATIVE AGENT:

GOLDMAN SACHS BANK USA,
as Administrative Agent

By:
Authorized Signatory

[Signature Page to Second Amendment]

EXHIBIT A

Amended and Restated Credit Agreement

(including appendices, schedules and exhibits thereto)

Please see attached.

ANNEX A

CONSENT TO SECOND AMENDMENT

CONSENT TO SECOND AMENDMENT (this “Consent”) to the Second Amendment to Credit and Guaranty Agreement (the “Amendment”) by and among TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, The Netherlands under number 34132341 (the “Borrower”), TRONOX LIMITED (ACN 153 348 111), an Australian public limited company incorporated in the Commonwealth of Australia (“Holdings”), the Lenders party thereto, GOLDMAN SACHS BANK USA (“GS”), as Administrative Agent (“Administrative Agent”), and the GUARANTORS listed on the signature pages thereto, which amends that certain CREDIT AND GUARANTY AGREEMENT dated as of February 8, 2012 (as amended by that certain First Amendment to Credit and Guaranty Agreement dated as of May 11, 2012 and as further amended through the Second Amendment Effective Date without giving effect to the amendments set forth in the Amendment, the “Existing Credit Agreement”) by and among the Borrower, Holdings, Tronox Incorporated, a Delaware corporation (“US Holdings”), the subsidiaries of Holdings named therein or from time to time party thereto, the Lenders, the Administrative Agent, Collateral Agent and the other Agents named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amendment.

The undersigned Lender hereby irrevocably and unconditionally approves the Amendment and consents as follows (check ONE option):

☐	Cashless Consent Option

to continue 100% of the outstanding principal amount of the Term Loan held by such Lender under and as defined in the Existing Credit Agreement as a Term Loan in a like principal amount under and as defined in the Restated Credit Agreement.

☐	Post-Closing Settlement Option (Cash Consent Option)

to have 100% of the outstanding principal amount of the Term Loan held by such Lender under and as defined in the Existing Credit Agreement prepaid by assignment on the Second Amendment Effective Date. For purposes of such assignment, the undersigned Lender hereby authorizes the Administrative Agent to execute and deliver such documentation as may be required to give effect to such assignment on its behalf.

☐	Cashless Consent Option and Partial Prepayment by Assignment

to continue $         of the outstanding principal amount of the Term Loan held by such Lender under and as defined in the Existing Credit Agreement as a Term Loan in a like principal amount under and as defined in the Restated Credit Agreement, and to have any remaining principal amount of the Term Loan held by such Lender under and as defined in the Existing Credit Agreement prepaid by assignment on the Second Amendment Effective Date. For purposes of such assignment, the undersigned Lender hereby authorizes the Administrative Agent to execute and deliver such documentation as may be required to give effect to such assignment on its behalf.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Consent to be executed and delivered by a duly authorized officer.

Date: March , 2013	,
as a Lender

By:
Name:
Title:

ANNEX B

JOINDER AGREEMENT1

JOINDER AGREEMENT, dated as of March     , 2013 (this “Agreement”), by and among [                    ] (the “Additional Lender”), TRONOX PIGMENTS (NETHERLANDS) B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, The Netherlands and having its registered office address at Naritaweg 165, Telestone 8, (1043BW), Amsterdam, The Netherlands, registered with the trade register of the chamber of commerce in Amsterdam, The Netherlands under number 34132341 (the “Borrower”), and GOLDMAN SACHS BANK USA, as administrative agent (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to (i) the Credit and Guaranty Agreement dated as of February 8, 2012 (as amended by that certain First Amendment to Credit and Guaranty Agreement dated as of May 11, 2012 and as further amended through the date hereof without giving effect to the amendments set forth in the Second Amendment (as defined below), the “Existing Credit Agreement”) by and among the Borrower, Holdings (as defined below), TRONOX INCORPORATED, a Delaware corporation (“US Holdings”), the subsidiaries of Holdings named therein or from time to time party thereto, the lenders party thereto, the Administrative Agent and the other agents named therein and (ii) the Second Amendment to Credit and Guaranty Agreement dated as of March 19, 2013 (the “Second Amendment”) by and among the Borrower, TRONOX LIMITED (ACN 153 348 111), an Australian public limited company incorporated in the Commonwealth of Australia (“Holdings”), the lenders party thereto, the Administrative Agent, and the guarantors listed on the signature pages thereto (capitalized terms used but not defined herein having the meaning provided in the Existing Credit Agreement, as amended by the Second Amendment (as may be further amended, restated, supplemented or otherwise modified from time to time, the “Restated Credit Agreement”)); and

WHEREAS, subject to the terms and conditions of the Second Amendment, the Additional Lender shall become a Lender under the Restated Credit Agreement pursuant to this Joinder Agreement;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

The Additional Lender hereby commits to make a Term Loan to the Borrower on the Second Amendment Effective Date in the amount of its “Additional Term Loan Commitment” set forth on its signature page hereto; provided that such amount may be reduced at the Administrative Agent’s discretion if the aggregate amount of all commitments received with respect to the Additional Term Loans exceeds the Additional Term Loan Amount (as defined in the Second Amendment) (such reduced amount, the “Allocated Amount”). Such Term Loan shall be provided subject to all of the terms and conditions set forth in the Second Amendment. Such Term Loans shall be entitled to all the benefits afforded by the Restated Credit Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from each Guaranty and Liens created by the Collateral Documents. For the avoidance of doubt, the Additional Lender hereby consents to the Second Amendment.

[1]	Each Additional Lender needs to sign a separate Joinder Agreement.

The Additional Lender (i) confirms that it has received a copy of the Second Amendment and the Restated Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Restated Credit Agreement; (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Restated Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Restated Credit Agreement are required to be performed by it as a Lender.

The Additional Lender acknowledges and agrees that upon its execution of this Agreement that as of the Second Amendment Effective Date, the Additional Lender shall become a “Lender” under, and for all purposes of, the Restated Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

Delivered herewith to the Administrative Agent and the Borrower are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as the Additional Lender may be required to deliver to the Administrative Agent pursuant to Section 2.17(c) of the Restated Credit Agreement.

This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto. This Agreement, the Restated Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of March     , 2013.

[ ],
as the Additional Lender

By:
Name:
Title:

Additional Term Loan Commitment: $

If applicable, the Allocated Amount (to be completed by the Administrative Agent): $

TRONOX PIGMENTS (NETHERLANDS) B.V., as Borrower

By:
Name:
Title:

Acknowledged and agreed:

GOLDMAN SACHS BANK USA, as Administrative Agent

By:
Authorized Signatory

Exhibit 10.24

SECOND SUPPLEMENTAL INDENTURE

DATED AS OF MAY 7, 2013

to

INDENTURE

dated as of August 20, 2012

among

TRONOX FINANCE LLC,

as Issuer

TRONOX LIMITED

as Parent

THE GUARANTORS NAMED THEREIN

as Guarantors

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 7, 2013, is by and among Tronox Pigments LLC, a Delaware limited liability company, Tronox Holdings Coöperatief U.A., a limited partnership organized under the laws of The Netherlands, Tronox Holdings Europe C.V., a limited partnership organized under the laws of The Netherlands (together, the “New Guarantors”), Tronox Limited, a public limited company organized under the laws of Western Australia, Australia (the “Parent”), Tronox Finance LLC, a Delaware limited liability company (the “Issuer”), the Parent, the Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, the Parent and the Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 20, 2012, providing for the issuance of 6.375% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Issuer, the Parent and the Guarantors have heretofore executed and delivered to the Trustee a First Supplemental Indenture to the Indenture (the “First Supplemental Indenture”), dated as of August 29, 2012;

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, without the consent of Holders;

WHEREAS, pursuant to Section 4.16 of the Indenture, each Restricted Subsidiary that guarantees Indebtedness under Credit Facilities is required to execute and deliver to the Trustee a supplemental indenture and other agreements making such Subsidiary a party to the Indenture; and

WHEREAS, the New Guarantors are Restricted Subsidiaries and have guaranteed Indebtedness under Credit Facilities;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer, the Parent, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO BE BOUND. Each of the New Guarantors hereby becomes party to the Indenture as Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, including with respect to this Note Guarantee. The New Guarantors hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof. Each of the New Guarantors agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

2

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator, stockholder, partner or member of the Issuer, the Parent or any Guarantor, as such, will have any liability for any obligations of the Issuer, the Parent or the Guarantors under the Notes, the Indenture, this Supplemental Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or there creation. Each Holder of Notes accepting a Note waivers and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the New Guarantors, the Parent, the Guarantors and the Issuer.

3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRONOX FINANCE LLC

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Manager

Signature Page to Second Supplemental Indenture

U.S. GUARANTORS:

TRONOX INCORPORATED
TRONOX LLC

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Vice President

TRONOX US HOLDINGS INC.

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	President

Signature Page to Second Supplemental Indenture

TRONOX PIGMENTS LLC

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Vice President

Signature Page to Second Supplemental Indenture

AUSTRALIAN GUARANTORS:

SIGNED, SEALED AND DELIVERED

by

Michael J. Foster

as attorney for

TRONOX AUSTRALIA HOLDINGS PTY LIMITED

TRONOX AUSTRALIA PIGMENTS HOLDINGS PTY LIMITED

TRONOX GLOBAL HOLDINGS
PTY LIMITED

TRONOX LIMITED

TRONOX PIGMENTS AUSTRALIA HOLDINGS PTY LIMITED

TRONOX PIGMENTS AUSTRALIA PTY LIMITED

TRONOX PIGMENTS WESTERN AUSTRALIA PTY LIMITED

TRONOX SANDS HOLDINGS PTY LIMITED

under power of attorney dated

in the presence of:

) ) ) ) ) ) ) ) ) ) ) )

/s/ Catherine R. Liebelt
Signature of witness

Catherine R. Liebelt		/s/ Michael J. Foster
Name of witness (block letters)		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

Signature Page to Second Supplemental Indenture

SIGNED, SEALED AND DELIVERED by Michael J. Foster as attorney for TRONOX WESTERN AUSTRALIA PTY LTD under power of attorney dated in the presence of:	) ) ) ) ) ) ) ) ) )
/s/ Catherine R. Liebelt	)	/s/ Michael J. Foster
Signature of witness	)	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney
)
Catherine R. Liebelt	)
Name of witness (block letters)

Signature Page to Second Supplemental Indenture

SIGNED, SEALED AND DELIVERED by Michael J. Foster as attorney for TRONOX WORLDWIDE PTY LIMITED (F/K/A TRONOX WORLDWIDE LLC) under power of attorney dated in the presence of:	) ) ) ) ) ) ) ) ) )
	)	/s/ Michael J. Foster
	)	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney
/s/ Catherine R. Liebelt	)
Signature of witness	)
Catherine R. Liebelt
Name of witness (block letters)

Signature Page to Second Supplemental Indenture

SIGNED, SEALED AND DELIVERED

by

Michael J. Foster

as attorney for

TRONOX HOLDINGS (AUSTRALIA)
PTY LIMITED

TRONOX INVESTMENTS
(AUSTRALIA) PTY LTD

TRONOX AUSTRALIA SANDS PTY LTD

TICOR RESOURCES PTY LTD

TICOR FINANCE (A.C.T.) PTY LTD

TIO2 CORPORATION PTY LTD

YALGOO MINERALS PTY. LTD.

TIFIC PTY. LTD.

SYNTHETIC RUTILE HOLDINGS PTY
LTD

SENBAR HOLDINGS PTY LTD

PIGMENT HOLDINGS PTY LTD

TRONOX MINERAL SALES PTY LTD

TRONOX MANAGEMENT PTY LTD

under power of attorney dated

in the presence of:

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )
/s/ Catherine R. Liebelt	)	/s/ Michael J. Foster
Signature of witness	)	By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney
)
Catherine R. Liebelt	)
Name of witness (block letters)

Signature Page to Second Supplemental Indenture

U.K. GUARANTORS:

TRONOX INTERNATIONAL FINANCE LLP

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Authorized Representative

Signature Page to Second Supplemental Indenture

BAHAMAS GUARANTORS:

TRONOX PIGMENTS LTD

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Vice President

Signature Page to Second Supplemental Indenture

THE NETHERLANDS GUARANTORS:

TRONOX WORLDWIDE PTY LIMITED, ACTING AS MANAGING PARTNER OF TRONOX HOLDINGS EUROPE C.V.

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Director

TRONOX HOLDINGS COÖPERATIEF U.A.

By:	/s/ Michael J. Foster
Name:	Michael J. Foster
Title:	Director A

By:	/s/ Michael J. Foster
Name:	Arie Jan Duvekot
Title:	Director B

Signature Page to Second Supplemental Indenture

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

Signature Page to Second Supplemental Indenture

EXHIBIT 31.1

I, Thomas J. Casey, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 of Tronox Ltd (the “Registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: May 9, 2013

/s/ Thomas J. Casey
Thomas J. Casey Chairman and Chief Executive Officer

EXHIBIT 31.2

I, Kevin V. Mahoney, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 of Tronox Ltd (the “Registrant”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the Registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the Registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the Registrant’s internal control over financial reporting that occurred during the Registrant’s most recent fiscal quarter (the Registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant’s internal control over financial reporting; and

5. The Registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant’s auditors and the audit committee of the Registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant’s internal control over financial reporting.

Date: May 9, 2013

/s/ Kevin V. Mahoney
Kevin V. Mahoney Vice President - Corporate Controller (Chief Accounting Officer)

EXHIBIT 32.1

May 9, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Tronox Limited (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ Thomas J. Casey
Thomas J. Casey Chairman and Chief Executive Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.

EXHIBIT 32.2

May 9, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Pursuant to 18 U.S.C. § 1350, the undersigned officer of Tronox Limited (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

/s/ Kevin V. Mahoney
Kevin V. Mahoney Vice President - Corporate Controller (Chief Accounting Officer)

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.